                                                                    EXHIBIT 10.1

                    ________________________________________

                            ASSET PURCHASE AGREEMENT

                                     AMONG

                   MEDICAL SERVICES OF SALT LAKE CITY, INC.,

                   HEALTHTRUST, INC. - THE HOSPITAL COMPANY,

                           CHC - SALT LAKE CITY, INC.

                                      AND

                        CHAMPION HEALTHCARE CORPORATION

                   _________________________________________

                               TABLE OF CONTENTS

                                                                                                                     PAGE
1.               SALE OF ASSETS AND CERTAIN RELATED MATTERS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 1.1  Sale of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 1.2  Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 1.3  Assets Free and Clear; Assignment
                      and Undertaking . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 1.4  Purchase Price; Prorations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 1.5  Allocation of Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 1.6  Adjustments to Purchase Price.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 1.7  Other Calculations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 1.8  Receivables . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 1.9  Earnest Money Deposit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

2.               CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 2.1  Closing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 2.2  Action of Seller at Closing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 2.3  Action of Buyer at Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

3.               REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 3.1  Corporate Capacity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 3.2  Corporate Powers; Absence of Conflicts
                      With Other Agreements, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 3.3  Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 3.4  Post-Balance Sheet Results. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 3.5  Licenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 3.6  Certain Contracts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 3.7  Certain Leases. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 3.8  Title to Properties and Related Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 3.9  Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 3.10  Litigation or Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 3.11  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 3.12  Seller's Employees.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 3.13  Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 3.14  Certain Representations With Respect
                           to the Business.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 3.15  Reimbursement Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 3.16  Hill-Burton Funds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 3.17  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 3.18  Environmental  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 3.19  Absence of Undisclosed Liabilities.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 3.20  Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 3.21  No Misleading Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

4.               REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 4.1  Buyer Capacity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 4.2  Corporate Authorization/Contract Binding. . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 4.3  Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

                                                                                                                     PAGE
5.               COVENANTS OF SELLER AND HEALTHTRUST PRIOR
                 TO CLOSING.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 5.1  Information.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 5.2  Operations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 5.3  Certain Changes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 5.4  Casualty. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 5.5  Title Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 5.6  Best Efforts to Close.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 5.7  Insurance Ratings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 5.8  Notice; Efforts to Remedy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 5.9  Cooperation with Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

6.               INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 6.1  Indemnity by Buyer and Champion.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 6.2  Indemnity by Seller and Healthtrust . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 6.3  Claims Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 6.4  Limitation on Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 6.5  Jurisdiction; Service of Process  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

7.               CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 7.1  Representations/Warranties; Compliance
                      with Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 7.2  Opinion of Seller's Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 7.3  Pre-Closing Confirmations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 7.4  Action/Proceeding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 7.5  Utah Provider Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 7.6  Title Policies and Surveys  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 7.7  Conveyances and Delivery of Title Policies  . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 7.8  Delivery of Certain Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 7.9  Information Systems Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 7.10  Certificate of Non-Foreign Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 7.11  FTC Approval   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 7.13  Healthtrust Board Approval   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

8.               CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND
                 HEALTHTRUST. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 8.1  Representations/Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 8.2  Opinion of Buyer's Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 8.3  Action/Proceeding . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 8.4  Delivery of Certain Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 8.5  FTC Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 8.6  Utah Provider Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 8.7  Healthtrust Board Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

9.               PARTICULAR COVENANTS OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 9.1  Best Efforts to Close . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 9.2  Employment of Employees of Seller;
                      Additional Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 9.3  Chapel and Gardens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

                                                                                                                     PAGE
                 9.4  Consents and Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 9.5  Change of Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 9.6  Buyer's Payment of the Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 9.7  Office Space  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 9.8  Preservation and Access to Books and
                      Records After the Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 9.9  Notice; Efforts to Remedy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                 9.10  Power of Attorney for D.E.A.
                       Registration Number(s) and Utah
                       Controlled Substance License(s)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

10.              PARTICULAR COVENANTS OF SELLER AND HEALTHTRUST.  . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                 10.1  Reimbursement of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

11.              TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                 11.1  Optional Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                 11.2  Notice of Abandonment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                 11.3  Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

12.              GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                 12.1  Exhibits, Schedules and Other Instruments  . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                 12.2  Pre-Closing Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                 12.3  Terminating Cost Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 12.4  Additional Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 12.5  Consents, Approvals and Discretion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 12.6  Choice of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 12.7  Benefit/Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 12.8  Costs of Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 12.9  Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                 12.10  Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                 12.11  Tax Allocation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                 12.12  Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                 12.13  Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                 12.14  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
                 12.15  Gender and Number . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
                 12.16  Divisions and Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
                 12.17  Consented Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
                 12.18  Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
                 12.19  Entire Agreement/Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
                 12.20  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
                 12.21  Risk of Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

                       TABLE OF SCHEDULES AND APPENDICES



I.               SCHEDULES
                 ---------

                 1.1(a)    Real Property

                 1.1(c)    Licenses, Permits, etc.

                 1.1(d)    Leases

                 1.1(e)    Contracts

                 1.1(f)    Prepaid Expenses; Excluded Prepaid Expenses

                 1.1(j)    Premier Care Group, Inc. Stock

                 1.2(ii)   Excluded Receivables

                 1.2(ix)   Miscellaneous Excluded Property

                 1.3       Contracts and Leases Assumed by Buyer

                 1.4(a)    Approved Capital Expenditures

                 1.5       Purchase Price Allocation

                 3.1(b)    Certificates of Incorporation and Bylaws - Seller and Healthtrust

                 3.2       Necessary Consents; Conflicts with Other Agreements, etc. - Healthtrust and Seller

                 3.3       Financial Statements

                 3.5       Licenses, etc.

                 3.6       Certain Contracts

                 3.7       Certain Leases

                 3.8(a)    Liens and Encumbrances

                 3.8(b)    Title Insurance Policies, Commitments or Binders - Real Property

                 3.8(c)    UCC Search

                 3.8(d)    Construction in Progress

                 3.9      Employee Benefit Plans

                 3.10     Litigation

                 3.11     Insurance Policies

                 3.12     Seller's Employees; WARN Act Matters

                 3.14(j)  Copy of Hospital License

                 4.1      Certificates of Incorporation and Bylaws of Buyer and Champion

                 4.2      Necessary Consents; Conflicts with Other Agreements; Etc. - Champion and Buyer


II.              APPENDICES
                 ----------

                 1.3      Form of Assignment and Undertaking

                 5.5      Form of Deeds

                 7.2      Form of Opinion of Waller Lansden Dortch & Davis

                 7.5      Form of Utah Provider Agreement

                 7.9      Form of Information Systems Agreement

                 7.10     Form of Certificate of Non-Foreign Status

                 7.12     Form of Medicare Reconciliation Note

                 8.2      Form of Opinion of Michner, Larimore, Swindle, Whitaker, Flowers, Sawyer, Reynolds
                          & Chalk, L.L.P.

                 ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of January 25, 1995, among Medical Services of Salt Lake City, Inc., a Utah corporation ("Seller"), Healthtrust, Inc. - The Hospital Company, a Delaware corporation ("Healthtrust"), CHC-Salt Lake City, Inc., a Utah corporation ("Buyer"), and Champion Healthcare Corporation, a Delaware corporation ("Champion").

                              W I T N E S S E T H:

                 This Agreement provides for the sale by Seller, a wholly owned subsidiary of Healthtrust, to Buyer, a wholly owned subsidiary of Champion, of substantially all of the assets, real and personal, tangible and intangible, used in the operation of Seller's health related businesses (collectively, the "Business"). Seller wishes to sell substantially all of its properties and assets used in connection with the operation of the Business, and Buyer wishes to purchase such properties, assets and interests.

                 NOW, THEREFORE, for and in consideration of the foregoing premises and the agreements, covenants, representations and warranties hereinafter set forth and other good and valuable consideration, the receipt and adequacy of all of which are acknowledged and agreed, the parties hereto agree as follows:

                 1.   SALE OF ASSETS AND CERTAIN RELATED MATTERS.

                 1.1 Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), Seller shall sell, transfer, convey, assign and deliver to the Buyer, and Buyer shall purchase from Seller, the following assets and properties:

                 (a) all real property, leasehold interests in real property and other real property interests used in connection with the operation of the Business or owned by Seller, including, without limitation, the operations of the hospital known as Salt Lake Regional Medical Center (the "Hospital") and all health care clinics operated by Seller (the "Clinics"); together with all buildings, improvements and fixtures located thereupon and all construction in progress (such real property is referred to herein as the "Real Property"), such Real Property being more specifically described in
Schedule 1.1(a);

                 (b) all tangible personal property (excluding cash) owned by Seller and used in connection with the Business, including, without limitation, all equipment, furniture, fixtures, machinery, vehicles, office furnishings, instruments, leasehold improvements, spare parts, and, to the extent assignable or transferable by Seller, all rights in all warranties of any manufacturer or vendor with respect thereto (the "Personal Property"), but excluding the personal property described in Section 1.2(ix) hereof;

                 (c)  all rights, to the extent assignable or
transfer-able, to all licenses, certificates of need, certificates of exemption, franchises, accreditations and registrations and other licenses or permits issued in connection with the Business (the "Licenses"), including, without limitation, the Licenses described in Schedule 1.1(c);

                 (d) all of Seller's interest, to the extent assignable or transferable by it, in and to those real property and personal property leases relating to the Business described in Schedule 1.1(d) (all of such leases being referred to collectively as the "Leases");

                 (e) all of Seller's interest, to the extent assignable or transferable by it, in, to and under those contracts and agreements relating to the Business set forth in Schedule 1.1(e) (the "Contracts");

                 (f) any deposits, escrows, prepaid taxes or other advance payments relating to any expenses of the Business, as identified on
Schedule 1.1(f) as prepaid expenses to be transferred to Buyer (the "Prepaid Expenses"), but excluding the prepaid expenses of Seller described in Section 1.1(f) hereof as prepaid expenses to be retained by Seller ("Excluded Prepaid Expenses");

                 (g) all inventories of supplies, drugs, food, janitorial and office supplies and other disposables and consumables owned by Seller on the Closing Date (as hereinafter defined) and located at the premises of Seller or purchased by Seller for use in connection with the Business (the "Operating Inventory");

                 (h) all accounts receivable with respect to the Business, including all accounts receivable arising from the rendering of services to inpatients and outpatients at the Hospital or the Clinics, billed and unbilled, recorded or unrecorded, accrued and existing in respect of services up to the effective date of the Closing, including those from any source, excluding, however, the Excluded Receivables, as defined below (the "Accounts Receivable");

                 (i) all documents, records, operating manuals and files, and computer software owned by Seller, pertaining to or used in connection with the Business, including, without limitation, all patient records, medical records, financial records, equipment records, construction plans and specifications, and medical and administrative libraries, but excluding Seller's corporate minute books, minutes, tax records and any other records of Seller required to be maintained as a matter of law;

                 (j) all of Seller's interest in the stock of Premier Care Group, Inc. listed in Schedule 1.1(j) hereof; and

                 (k) except as expressly excluded herein, all other property owned by Seller, whether tangible or intangible, located at the premises of Seller or used in connection with the Business whether or not reflected on the balance sheet of Seller.

                 The foregoing, which (except for the Excluded Assets, as defined in Section 1.2) are hereafter referred to, collectively, as the "Assets", comprise substantially all of the property and assets used in the conduct and operation of the Business as of December 31, 1994, including without limitation, those assets reflected on the unaudited balance sheet of Seller dated December 31, 1994 (the "Balance Sheet"), and all assets acquired by Seller between December 31, 1994 and the Closing.

                 1.2 Excluded Assets. The following items which are related to the Assets are not intended by the parties to be a part of the sale and purchase contemplated hereunder and are excluded from the Assets (collectively, the "Excluded Assets"): (i) all cash and cash equivalents; (ii)
(a) all amounts payable or to become payable to Seller from third party payors in respect of periods prior to the Cut-Off Point in respect of third party payor cost reports, including, without limitation, Medicare and Medicaid cost reports, filed or to be filed by Seller (the "Cost Report Receivables"), (b) all accounts receivable from Medicare with respect to the Business arising from the rendering of services to inpatients and outpatients at the Hospital or the Clinics, billed and unbilled, recorded and unrecorded, accrued and existing in respect of services up to the effective date of Closing (such accounts receivable, excluding the Cost Report Receivables, are referred to herein as the "Medicare Receivables"), and (c) the accounts receivable set forth on Schedule 1.2(ii) hereto, (such receivables referred to in clauses (a), (b) and (c) above, the "Excluded Receivables"); (iii) Seller's corporate minute books, minutes, tax records and other records of Seller required to be maintained as a matter of law (it being understood that patient medical records of the Hospital and the Clinics are not intended to be excluded); (iv) all Excluded Prepaid Expenses of Seller identified in Schedule 1.1(f) hereto; (v) all supplies, drugs, food and other disposables and consumables disposed of prior to the Closing; (vi) the names "Healthtrust", "HTI", "HealthWorks", "HomeMed", "HomeMed of Utah", "Continuing Care", "FirstMed" and "Life After Breast Cancer" and all variations thereof; (vii) all rights and privileges under contracts, agreements and leases not listed on Schedules 1.1(d) or 1.1(e) hereto; (viii) any claims by Seller against third parties whether known or unknown, contingent or otherwise, except those expressly described in Section 1.1(b); and (ix) the property described in Schedule 1.2(ix) hereto.

                 1.3  Assets Free and Clear; Assignment and Undertaking.

                 (a) Notwithstanding any other provision hereof to the contrary, the Assets shall be sold free and clear of all liabilities, liens and encumbrances, except for Permitted Encumbrances (as hereinafter defined). At Closing, Buyer (or, with respect to all or a portion of the Contracts and Leases, another wholly-owned subsidiary of Champion designated by Buyer) will execute and deliver to Seller an assignment and undertaking (the "Assignment and Undertaking"), in the form of Appendix 1.3, pursuant to which Seller shall assign to Buyer its future rights, and Buyer shall assume from Seller its future obligations, under those Contracts and Leases described in Schedule 1.3; pursuant to which Buyer shall assume from Seller Seller's future obligations in respect of the Holy Cross Leave (as defined at Section 9.2(e) hereof) with respect to all Hired Employees (as defined at Section 9.2(a) hereof) (but only to the extent provided in Section 9.2(e) hereof); pursuant to which Buyer shall assume from Seller Seller's obligations with respect to all purpose leave ("APL") benefits existing as of the Cut-Off Point (as defined below) with respect to all Hired Employees (to the extent provided in Section 9.2(f) hereof); and pursuant to which Buyer also shall assume from Seller its future obligations with respect to credit balances on account with Seller as of the Cut-Off Point as and to the extent such credit balances are reflected in the value of the Accounts Receivable being purchased by Buyer from Seller in accordance with this Agreement or in the book value of the Medicare Receivables that are reflected in the Medicare Reconciliation Note. Except as provided in the Assignment and Undertaking, (i) neither Buyer nor Champion is undertaking, and neither shall assume, and under no circumstances shall either be obligated to pay, assume or be responsible for (nor shall any of the Assets be or become liable for or subject to), any other leases, contracts, liabilities, indebtedness or obligations incurred by Seller or otherwise incurred in connection with the Assets or the Business prior to the Cut-Off Point, fixed or contingent, disclosed or undisclosed at the Closing, or otherwise, including, but not limited to, any repayment or other amount owed (including, without limitation, recapture of depreciation) to Medicare, Medicaid or other third party payors; any violation by Seller of or its non-compliance with any Environmental Law (as hereinafter defined) by Seller; any and all liabilities or obligations of Seller for personal injury (including sickness, trauma, disease, pain and suffering, loss of future earnings, death, punitive damages and the like), property damage and other damage and injury claims arising out of Seller's conduct of business (including without limitation the Business) whether or not any claim or litigation has been instituted with respect thereto, whether or not any claim is covered, partially or fully, by insurance and whether or not any claim or litigation has been disclosed to Buyer; any federal, state or local taxes now or hereafter owed by Seller; any wages, salary, other benefits and all related tax obligations (other than vacation, holiday, short-term sick, paid time off ("PTO") and grandfathered long-term sick day liabilities to the extent provided in Section 9.2(e) hereof, and other than, APL and related tax liabilities to the extent provided in
Section 9.2(f) hereof) now or hereafter owed by Seller; and any operating expenses (other than those expressly assumed by Buyer); and (ii) Seller shall pay, perform, satisfy (when due), and discharge any and all of Seller's liabilities, indebtedness and obligations in respect of or affecting any of the Assets or the Business not assumed by Buyer pursuant to the Assignment and Undertaking; provided, however, Seller shall have the right to contest in good faith any such liability, indebtedness or obligation which Seller considers to be in dispute.

                 (b) With respect to any indebtedness, or other liability or obligation, secured by a lien on, or security interest in, any of the Assets, Seller shall pay, perform, satisfy and discharge any such indebtedness, liability or obligation and cause any such lien or security interest to be released prior to or at the Closing.

                 (c) With respect to any capitalized lease to be assumed by Buyer pursuant to the Assignment and Undertaking, the Purchase Price (as hereinafter defined) shall be reduced by an amount equal to the liability with respect to such lease as of the Cut-Off Point (as hereinafter defined) as reflected on the Closing Balance Sheet (as hereinafter defined).

                 1.4 Purchase Price; Prorations. (a) The purchase price of the Assets (the "Purchase Price") shall be cash in the amount of FORTY-FIVE MILLION DOLLARS ($45,000,000); (i) plus the amount of any capital expenditures made by Seller from and after December 31, 1994 until the Cut-Off Point (as defined at Section 2.1); (ii) plus the book value (as reflected on the Closing Balance Sheet, as such term is defined below) as of the Closing Date of the Operating Inventory and Prepaid Expenses; (iii) plus an amount equal to 90% of the book value as of the Closing Date of the Accounts Receivable, net of the allowance for doubtful accounts and contractual adjustments related thereto, all as reflected on the Closing Balance Sheet; (iv) less 90% of the aggregate amount of the Holy Cross Leave as of the Cut-Off Point with respect to all Hired Employees as and to the extent Buyer assumes such liabilities in accordance with
Section 9.2(e) hereof; (v) less 100% of the aggregate amount of APL liabilities as of the Cut-Off Point with respect to all Hired Employees as and to the extent Buyer assumes such liabilities in accordance with Section 9.2(f) hereof; and
(vi) less any adjustment in respect of capitalized leases made in accordance with Section 1.3(c) hereof. Notwithstanding the provisions of Section 1.4(a)(i), no increase to the Purchase Price shall be effected with respect to any single item involving a capital expenditure in excess of $25,000 unless Seller shall have obtained Buyer's prior written consent to such expenditure. Buyer hereby acknowledges that it has consented to the capital expenditures described in Schedule 1.4(a), but such consent is limited as to scope and dollar amount as described in Schedule 1.4(a).

                 (b) At Closing, the Earnest Money Deposit delivered to Healthtrust by Champion pursuant to Section 1.10 hereof will be applied against the Purchase Price.

                 (c) Buyer and Seller shall prorate, if possible, real estate and personal property lease payments, payments under any construction contracts assumed by Buyer pursuant to the Assignment and Undertaking, interest, real estate and personal property taxes, real estate lease deposits and escrows, other assessments, plus all other revenues and expenses with respect to the Business which are normally prorated upon the sale of assets of a going concern; provided, however, that the parties will not prorate any Prepaid Expenses. Seller shall order final readings of all power and other utility charges to be made as of the Cut-Off Point and shall pay when due all charges in respect thereof. All prorations contemplated by this Section 1.4(b) shall be made as of the Cut-Off Point.

                 1.5 Allocation of Purchase Price. For income tax purposes, the Purchase Price shall be allocated as follows: (a) an amount equal to the net book value as of the Cut-Off Point of the Operating Inventory and Prepaid Expenses shall be allocated to such Assets; (b) an amount equal to 90% of the book value as of the Closing Date of the Accounts Receivable, net of the allowance for doubtful accounts and contractual adjustments related thereto, shall be allocated to such Accounts Receivable; and (c) the remainder of the Purchase Price shall be allocated as provided in Schedule 1.5 hereto.

                 1.6 Adjustments to Purchase Price. (a) For purposes of determining adjustments to the Purchase Price on the Closing Date and the amount of cash to be delivered by Buyer to Seller at the Closing in accordance with Sections 1.4(a) and 2.3(a)(i) hereof, such adjustments shall be made initially on or prior to the Closing Date using Seller's latest regularly prepared balance sheet in respect of the Business (the "Interim Balance Sheet"). Such initial calculations shall be set forth on a schedule delivered by Seller to Buyer with a copy of the Interim Balance Sheet not less than two days prior to the Closing. The Interim Balance Sheet also will be used for purposes of determining the initial principal balance of the Medicare Reconciliation Note (as defined below) pursuant to Section 7.12 hereof and the amount of cash to be delivered by Buyer to Seller with respect to the Medicare Reconciliation Note in accordance with Section 2.3(a)(ii) hereof.

                 (b) Subject to the provisions of Section 1.6(d) below, within ninety (90) days after the Closing Date (or as soon thereafter as possible), the parties shall make final adjustments to the Purchase Price (the "Post Closing Adjustments"). Seller shall use its reasonable best efforts, and Buyer shall fully cooperate with Seller in such efforts, to prepare and deliver to Buyer not later than sixty (60) days after Closing a balance sheet of Seller with respect to the Business as of the Cut-Off Point (the "Closing Balance Sheet"). The Closing Balance Sheet will be used to determine any final Post Closing Adjustments to the Purchase Price relating to the value of the Operating Inventory, Prepaid Expenses and Accounts Receivable acquired by Buyer, the amount of any deductions to the Purchase Price to which Buyer is entitled with respect to capitalized leases, Holy Cross Leave or holiday benefit liabilities assumed by Buyer, and any adjustments to the principal amount of the Medicare Reconciliation Note required pursuant to the terms thereof.

                 (c) Simultaneously with Seller's delivery of the Closing Balance Sheet to Buyer, Seller shall deliver a schedule to Buyer detailing (i) any Post Closing Adjustments and detailing the difference between the Purchase Price and the Interim Purchase Price, and (ii) detailing any required adjustments to the principal amount of the Medicare Reconciliation Note.

                 (d) Should Buyer dispute the Post Closing Adjustments or the adjustments to the principal amount of the Medicare Reconciliation Note proposed by Seller or the accuracy of the Closing Balance Sheet, Buyer shall notify Seller in writing within thirty (30) days after receipt of the schedule of Post Closing Adjustments and principal adjustments, or else Buyer shall be deemed to have waived all rights to object to the accuracy of the Post Closing Balance Sheet and to the Post Closing Adjustments and principal adjustments proposed by Seller. If within thirty (30) days after Seller has received Buyer's objection, Buyer and Seller are unable to agree upon the amount of the Post Closing Adjustments and principal adjustments, Seller and Buyer shall engage certified public accountants mutually selected by Ernst & Young and Coopers & Lybrand (the "Accountants"), to review the proposed Post Closing Adjustments and principal adjustments and determine the amount thereof, such determination to be made as soon as practicable. In making such review and determination, the Accountants shall utilize the terms and provisions of this Agreement (including the provisions of Sections 1.6(f) and 3.3 hereof) and the terms and provisions of the Medicare Reconciliation Note together with accounting policies and procedures consistent with those utilized by Seller, in preparing the Balance Sheet and the Closing Balance Sheet. The decision of the Accountants shall be binding on both

Seller and Buyer. Each of Buyer and Seller shall pay one-half the reasonable expenses of engagement of the Accountants pursuant to this Section 1.6(d) and shall cooperate in all reasonable respects with the Accountants.

                 (e) Within thirty (30) days of Buyer's receipt of the required schedule of proposed Post Closing Adjustments and principal adjustments (or, if Buyer disputes the Post Closing Adjustments or principal adjustments, within ten (10) days of the resolution or determination of the adjustments in accordance with Section 1.6(d) above), (i) either (A) Seller shall pay Buyer in cash or in other immediately available funds the net amount by which the Interim Purchase Price exceeds the Purchase Price, as adjusted, or
(B) Buyer shall pay Seller in cash or other immediately available funds the amount by which the Interim Purchase Price is less than the Purchase Price, as adjusted, and (ii) appropriate adjustments will be made to the principal amount of the Medicare Reconciliation Note and either (A) Seller will pay Buyer the amount of any required decrease in such principal amount or (B) Buyer will pay Seller the amount of any required increase in such principal amount.

                 (f)  The Interim Balance Sheet and the Closing Balance
Sheet will comply with and be prepared in accordance with the requirements set forth in Section 3.3.

                 1.7 Other Calculations. All accounts payable for personal property and inventory delivered in respect of the Business prior to the Cut-Off Point shall be paid by Seller, and all accounts payable for personal property and inventory delivered after the Cut-Off Point shall be paid by Buyer. On or before the Closing Date, Seller shall calculate, as of the Cut-Off Point, the salary and other pay owed to its employees who are employed in connection with the Business and whose employment by Seller will terminate as of the Closing (other than the vacation, holiday, short- term sick, PTO, APL and grandfathered long-term sick day benefits as and to the extent such benefits are to be assumed by Buyer pursuant to Sections 9.2(e) and (f) hereof), and Seller shall distribute such amounts to such employees promptly following the Cut-Off Point.

                 1.8 Receivables. Seller shall promptly remit to Buyer any payments it may receive which constitute payments of accounts receivable of Buyer, including any of the Accounts Receivable purchased pursuant to this Agreement. Seller also shall promptly remit to Buyer any payments it may receive which constitute payments with respect to the Medicare Receivables that Seller is obligated to pay to Buyer pursuant to the Medicare Reconciliation Note. Buyer shall promptly remit to Seller any payments it may receive that constitute payments of the Excluded Receivables except payments it may receive which constitute payments with respect to the Medicare Receivables that Seller is obligated to pay to Buyer pursuant to the Medicare Reconciliation Note.

                 1.9 Earnest Money Deposit. (a) On the date this Agreement is executed and delivered by the parties hereto, Champion will deposit with Healthtrust the amount of Three Million Dollars ($3,000,000) as an "Earnest Money Deposit" to be held and disbursed by Seller pursuant to the terms and conditions of this Agreement. In the event the sale of the Assets contemplated by this Agreement is consummated, the Earnest Money Deposit shall be applied at Closing to the Purchase Price (and the Interim Purchase Price to be delivered at the Closing). If the sale of the Assets contemplated by this Agreement is not consummated, the Earnest Money Deposit will be distributed by Healthtrust as provided in Sections 1.9(b) through (i) below; and if the Earnest Money Deposit is distributed to Champion pursuant to Sections 1.9(c), (e), (g), (h) or (i), then the amount paid to Champion will be increased by an amount equal to interest from the date that Champion funds the Escrow Deposit to the date of payment at the annual rate equal to the 30-day certificate of deposit rate as published in the Wall Street Journal on the date of this Agreement. Otherwise, no interest shall accrue or be payable to Champion with respect to the Earnest Money Deposit.

                 (b) If this Agreement is terminated by mutual agreement of the parties hereto, then the entire Earnest Money Deposit shall be distributed pursuant to the agreement of the parties.

                 (c) If this Agreement shall have been terminated by Buyer or Champion (i) pursuant to and in accordance with Sections 11.1(b) or 11.1(d), or (ii) because Healthtrust's Board of Directors (or the Executive Committee thereof) shall not have approved this Agreement and the transactions contemplated hereby on or before the date on which the FTC (as defined below) shall have given its consent as contemplated by Sections 7.11 and 8.5 hereof (such consent, the "FTC Consent"). Healthtrust shall promptly repay the Earnest Money Deposit to Champion.

                 (d) If this Agreement shall have been terminated by Healthtrust or Seller pursuant to Section 11.1(d), Healthtrust shall retain the Earnest Money Deposit.

                 (e) If Seller or Healthtrust refuses to close the transactions contemplated by this Agreement after satisfaction of all of the conditions precedent to their obligation to close hereunder as set forth in this Agreement and after receipt of Buyer's and Champion's written confirmation of their willingness to close, then Healthtrust shall promptly repay the Earnest Money Deposit to Champion.

                 (f) If Buyer or Champion refuses to close the transactions contemplated by this Agreement after satisfaction of all of the conditions precedent to their obligation to close hereunder as set forth in this Agreement and after receipt of Seller's and Healthtrust's written confirmation of their willingness to close, then Healthtrust shall retain the Earnest Money Deposit.

                 (g) If either party shall have terminated this Agreement pursuant to Section 11.1(c), then Healthtrust shall promptly repay the Earnest Money Deposit to Champion; provided, however, if the order, decree, ruling or other action that shall have given rise to the termination of this Agreement is based in whole or in part upon facts or circumstances that have resulted from an act or omission on the part of Champion or any of its affiliates, then in any such case Healthtrust shall retain the Earnest Money Deposit (it being understood and agreed upon by the parties that neither the execution nor the delivery of this Agreement by Buyer and Champion, in and of itself, will constitute such an "act" or "omission" on the part of Champion or any of its affiliates).

                 (h) If either party shall have terminated this Agreement pursuant to Section 11.1(e), then Healthtrust shall promptly repay the Earnest Money Deposit to Champion; provided, however, if a condition to closing that has not been satisfied or waived as of the termination date is a condition that is within the control of Champion, Buyer or their counsel, then in any such case Healthtrust shall retain the Earnest Money Deposit.

                 (i) If either party shall have terminated this Agreement pursuant to Section 11.1(f), then Healthtrust shall promptly repay the Earnest Money Deposit to Champion, unless as of the time of such termination, Healthtrust or Seller would be entitled to terminate this Agreement and Healthtrust would be entitled to retain the Escrow Money Deposit, in which case Healthtrust shall retain the Escrow Money Deposit.

                 1.10 Disclaimer of Warranties. The Assets will be sold by Seller and purchased by Buyer in their condition at Closing, "AS IS", WITH NO WARRANTY OF HABITABILITY OR FITNESS FOR HABITATION, with respect to the Real Property, and WITH NO WARRANTIES, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, with respect to the Personal Property and Operating Inventory, any and all of which warranties (both express and implied) Seller hereby disclaims. Nothing in this Section 1.10 shall be construed to limit the scope or effect of the express representations and warranties contained in Article III hereof.

                 2.   CLOSING.

                 2.1 Closing. Subject to the conditions set forth in Articles 7 and 8 hereof, the consummation of the sale and purchase of the Assets contemplated by and described in this Agreement (the "Closing") shall take place in Nashville, Tennessee at the offices of Waller Lansden Dortch & Davis, 511 Union Street, Suite 2100, Nashville, Tennessee or other agreed upon location, at 10:00 A.M. local time (a) on March 31, 1995 (if the parties shall have obtained the FTC Consent on or before March 31, 1995), (b) on a mutually agreeable date within five business days of the date on which the parties shall have obtained the FTC Consent, but in no event later than May 31, 1995 (if the parties shall have obtained the FTC Consent after March 31, 1995), or (c) on such other date as the parties may mutually designate in writing, but in no event later than May 31, 1995. The date on which the Closing occurs is referred to herein as the "Closing Date." The Closing of the transactions shall be deemed to be effective as of 11:59 P.M. (Salt Lake City, Utah time) on the Closing Date or such other time which the parties may mutually designate in writing. The time at which the Closing shall be deemed to be effective is referred to herein as the "Cut-Off Point."

                 2.2 Action of Seller at Closing. At the Closing, Seller or Healthtrust shall deliver to Buyer the following:

                      (a) a special warranty deed or deeds in recordable form, conveying to Buyer fee title to the Real Property interests that are designated in Schedule 1.1(a) as parcels that are owned in fee simple by Seller, subject only to Permitted Encumbrances;

                      (b)  the Assignment and Undertaking;

                      (c) bills of sale and assignments conveying and assigning to Buyer all other Assets;

                      (d) copies of corporate resolutions duly adopted by the respective Boards of Directors of Seller and Healthtrust and by the shareholders of Seller authorizing and approving each such corporation's performance of the transactions contemplated hereby and the execution and delivery of the documents described herein, certified as true and of full force as of Closing by appropriate officers of each such corporation;

                      (e) certificates, dated as of the Closing Date, of appropriate officers of each of Seller and Healthtrust certifying that, to the best of such officer's knowledge and belief, as of Closing all of the respective representations and warranties by or on behalf of Seller and/or Healthtrust contained in this Agreement are true and correct and all respective covenants and agreements of Seller and/or Healthtrust to be performed prior to or as of Closing pursuant to this Agreement have been performed;

                      (f) certificates of incumbency, dated as of the Closing Date, for the officers of each of Seller and Healthtrust making certifications for Closing, or executing deeds, the Assignment and Undertaking, the bill of sale, the Information Systems Agreement (as hereinafter defined), the Utah Provider Agreement (as hereinafter defined), the Medicare Reconciliation Note or this Agreement;

                      (g) certificates of corporate existence or good standing certificates of each of Seller and Healthtrust from the States of Utah or Delaware, respectively, dated the most recent practical date prior to Closing;

                      (h) subject to Section 1.2 hereof, all of Seller's Contracts, Leases, commitments, books, records and other data relating to the Assets, and simultaneously with such delivery and Seller will take all such steps as may reasonably be required to put Buyer in actual possession and operating control of the Assets;

                      (i)  the Information Systems Agreement;

                      (j)  the Utah Provider Agreement;

                      (k) any documents required by the Title Company (as defined herein) in order for the Title Company to deliver the Title Policies (as defined herein) subject only to the Permitted Encumbrances; and

                      (l)  the Medicare Reconciliation Note.

                 2.3 Action of Buyer at Closing. At the Closing, Buyer or Champion shall deliver to Seller the following:

                      (a) payment in cash or immediately available funds of an amount equal to (i) the Purchase Price (less the amount of the Earnest Money Deposit), plus (ii) the principal amount of the Medicare Reconciliation Note;

                      (b)  the Assignment and Undertaking;

                      (c) copies of corporate resolutions duly adopted by the respective Boards of Directors of Buyer and Champion and by the shareholders of Buyer authorizing and approving Buyer's and Champion's performance of the transactions contemplated hereby and the execution and delivery of the documents described herein, certified as true and of full force as of Closing by appropriate officers of Buyer and Champion;

                      (d) certificates, dated as of the Closing Date, of appropriate officers of each of Buyer and Champion certifying that, to the best of such officers' knowledge and belief, as of Closing all of the respective representations and warranties by or on behalf of the Buyer and/or Champion contained in this Agreement are true and correct and all respective covenants and agreements of Buyer and/or Champion to be performed prior to or as of Closing pursuant to this Agreement have been performed;

                      (e) a certificate of incumbency, dated as of the Closing Date, for the officers of Buyer and Champion making certifications for Closing or executing the Assignment and Undertaking, the Information Systems Agreement, the Utah Provider Agreement or this Agreement;

                      (f) a certificate of corporate existence of Buyer from the State of Utah and a certificate of good standing of Champion from the State of Delaware, dated the most recent practical date prior to Closing;

                      (g)  the Information Systems Agreement; and

                      (h)  the Utah Provider Agreement.

                 3.   REPRESENTATIONS AND WARRANTIES OF SELLER

                 As of the date hereof, Seller represents and warrants to Buyer and Champion that:

                 3.1 Corporate Capacity. (a) Seller and Healthtrust are corporations duly organized, validly existing and in good standing under the laws of Utah and Delaware, respectively, with all requisite corporate power and authority to own, operate and lease their respective properties and to carry on their businesses as now being conducted.

                 (b) Schedule 3.1(b) contains complete and correct copies of the Certificates of Incorporation and all amendments thereto to the date hereof and the Bylaws as presently in effect of Seller and Healthtrust.

                 3.2  Corporate Powers; Absence of Conflicts With Other
Agreements, etc.   (a)  The execution and delivery by Seller and

Healthtrust of this Agreement and the performance of this Agreement and the other agreements and transactions contemplated hereby to be executed and performed by Seller and Healthtrust:

                      (i) are within Seller's and Healthtrust's respective corporate powers, are not in contravention of the terms of Seller's or Healthtrust's Certificates of Incorporation, Bylaws or any amendments thereto and have been duly authorized by the board of directors of Seller; and

                      (ii) except as set forth on Schedule 3.2, on the Closing Date, (A) will not result in any breach of any indenture, agreement, lease or instrument to which Seller or Healthtrust is a party or by which Seller, Healthtrust or any of the Assets is bound, (B) will not constitute a violation of any judgment, decree, or order of any court of competent jurisdiction applicable to Seller or Healthtrust, (C) will not violate any law, rule or regulation of any governmental authority applicable to the Seller, Healthtrust, the Business or any of the Assets and (d) will not require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority.

                 (b) This Agreement has been duly and validly executed and delivered by Seller and Healthtrust, and, as of the Closing, the other agreements and instruments contemplated hereby to be executed and delivered by Seller and/or Healthtrust will have been duly and validly executed and delivered by Seller and, where applicable, Healthtrust. Upon approval of this Agreement and the other agreements and instruments contemplated hereby by the Board of Directors of Healthtrust (or the Executive Committee thereof), this Agreement will constitute, and upon such approval and their execution and delivery, the other agreements and instruments contemplated hereby to be executed and delivered by Seller and/or Healthtrust will constitute, the valid, legal and binding obligation of each of Seller and, where applicable, Healthtrust, enforceable against each of them in accordance with their respective terms except as such enforceability may be limited by bankruptcy, reorganization, insolvency, or other laws affecting the enforcement of creditors' rights generally or the availability of equitable remedies.

                 3.3 Financial Statements. Schedule 3.3 hereto consists of true, correct and complete copies of the unaudited income statement of Seller for the four months ended December 31, 1994 (the "Income Statement"), and the Balance Sheet (the Income Statement and the Balance Sheet are referred to collectively as the "Financial Statements"). The Income Statement has been prepared from and is in accordance with the books and records of Seller; is true, complete and accurate; fairly presents the operations of Seller for the period indicated, except (a) as indicated by the notes thereto, (b) that the depreciation expense reflected on the Income Statement is based upon the fixed asset balances from the financial statements of Holy Cross (as described further below), and (c) with respect to any changes which would result from year-end audit adjustments which in the aggregate are not materially adverse to the business or financial condition of Seller. Insofar as the Balance Sheet reflects Seller's current assets, current liabilities and capitalized leases, the Balance Sheet has been prepared from and is in accordance with the books and records of Seller; is true, complete and accurate; and fairly presents the assets and liabilities of Seller addressed thereby as of the date indicated. The dollar amounts of fixed assets reflected on the Balance Sheet are the amounts of fixed assets derived from the financial statements of Holy Cross and do not give effect to any increase or decrease in the valuation of such fixed assets resulting from Seller's acquisition of the Assets. Consequently, Seller makes no representations regarding the accuracy of the valuation of either the fixed assets or the shareholders' equity as reflected on the Balance Sheet.
Any financial statements of Seller prepared as of a date after December 31, 1994 and delivered to Buyer pursuant to this Agreement shall be subject to and prepared in accordance with the preceding representation and the standards set forth therein.

                 3.4 Post-Balance Sheet Results. Since December 31, 1994, with respect to the Assets there has not been:

                      (a) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the Assets, taken as a whole;

                      (b) any sale, lease, transfer or disposition by Seller of the Assets except sales of inventories, supplies or accounts receivable and except for sales, leases, transfers or dispositions of non-material portions of the Assets in the ordinary course of Seller's business; or

                      (c) any change or the occurrence of any fact or condition which may be reasonably expected to have a material adverse effect on the Business or the value of the Assets, other than such changes, facts and conditions, if any, generally affecting the hospital service area in which the Hospital is located, generally affecting the healthcare industry, or resulting from the announcement of the transactions contemplated hereby.

                 3.5 Licenses. Seller has all licenses and permits relating to the ownership of the Assets and operation of the Business as are necessary and required for such ownership and operation except where the failure to obtain such licenses or permits would not have a material adverse effect on the ownership of the Assets or the operation of the Business. Schedule 3.5 hereto contains a complete description of all material licenses, permits, franchises, certificates of need, certificate of need applications, and PRO memos, if any, and their respective dates of termination or renewal, owned or held by Seller relating to the ownership, development or operation of the Assets or the Business, together with any formal and specific notices or directives received by Seller from the agency responsible for such Schedule 3.5 item, for which noncompliance with such notice or directive would likely cause the revocation, suspension or diminution in term for such item, all of which are, to Seller's knowledge, in good standing.

                 3.6 Certain Contracts. Schedule 3.6 lists all contracts that Seller agreed to assume from Holy Cross (as hereinafter defined) at the closing of Seller's acquisition of the Assets from Holy Cross or to which Seller otherwise is a party involving obligations in respect of the Business for payment, performance of services or delivery of goods in excess of $5,000 or which require Seller to continue to perform for a period of longer than twelve
(12) months ("Scheduled Contracts"). Seller has delivered or made available to Buyer true and correct copies of all Scheduled Contracts. Except as set forth in Schedule 3.6, all of the Contracts which Buyer has agreed to assume pursuant to the Assignment and Undertaking are valid and binding obligations of the parties thereto, are in full force and effect, and are enforceable against the parties thereto in accordance with their respective terms. To the best of Seller's knowledge, none of the other parties to those Contracts which Buyer has agreed to assume pursuant to the Assignment and Undertaking (i) are in default under such contracts or (ii) consider Seller to be in default thereunder. Except as expressly noted in Schedule 3.6, to the best of Seller's knowledge, no party to any of those Contracts which Buyer has agreed to assume pursuant to the Assignment and Undertaking intends to terminate or adversely modify its agreement(s) with respect thereto, or adversely change the volume of business done thereunder.

                 3.7 Certain Leases. Schedule 3.7 lists all leases that Seller agreed to assume from Holy Cross at the closing of Seller's acquisition of the Assets from Holy Cross or to which Seller otherwise is a party in respect of the Business involving annual obligations on the part of Seller for the payment of rent in excess of $5,000 or involving rental of real property by Seller as lessor, lessee, sublessor or sublessee ("Scheduled Leases"). Seller has delivered or made available to Buyer true and correct copies of all

Scheduled Leases. All of the Leases which Buyer has agreed to assume pursuant to the Assignment and Undertaking are valid and binding obligations of the parties thereto, are in full force and effect, and are enforceable against the parties thereto in accordance with their terms; and to the best of Seller's knowledge, no event has occurred including, but not limited to, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby which (whether with or without notice, lapse of time or both) would constitute a default thereunder. To the best of Seller's knowledge, none of the other parties to any of those Leases which Buyer has agreed to assume pursuant to the Assignment and Undertaking (i) is in default under any such Lease or (ii) considers Seller to be in default thereunder.

                 3.8 Title to Properties and Related Matters. On the Closing Date Seller will hold good, valid and marketable title to all of the Assets free and clear of all title defects, liens, pledges, claims, charges, rights of first refusal (or other claims of interest), security interests or other encumbrances except as otherwise hereinafter provided. On the Closing Date, the Real Property owned by Seller or designated in Schedule 1.1(a) as a Real Property interest for which a Title Policy shall be obtained, will not be subject to any recorded mortgages, deeds of trust, easements, rights of way, claims, charges, equities, covenants, conditions, restrictions, reservations, limitations or other matters affecting such Real Property or Real Property interest except (i) those matters set forth in Schedule 3.8(a); (ii) unrecorded leases as set forth in Schedule 1.1(d); (iii) liens for current taxes and assessments; (iv) zoning and building laws, ordinances, resolutions and regulations; (v) such inchoate unfiled mechanics', carriers', workmen's, repairman's and other statutory liens, if any, which liens are not substantial in amount; (vi) those matters set forth in the standard or printed exceptions on the title insurance commitments for the Real Property issued by the Title Company (as hereinafter defined); (vii) rights-of-way, building or use restrictions, exceptions, variances, reservations or other limitations or matters which do not materially impair the current use of the Real Property or for which title insurance coverage is being obtained; (viii) such easements, rights-of-way, covenants, conditions, restrictions, reservations, limitations and other encumbrances as do not materially interfere with the present use of the Real Property; and (ix) such minor defects, irregularities, encumbrances, easements, rights-of-way, encroachments and clouds on title as typically exist with respect to properties similar in character to such Real Property and as do not (A) materially interfere with or impair the present use and operation or any reasonably foreseeable future development or operation of the Real Property or any part thereof, or (B) materially impair the value of the Real Property, any part thereof or Seller's interest therein (collectively "Permitted

Encumbrances"). Schedules 1.1(a) and 1.1(d) include true and accurate descriptions of all Real Property owned or leased by Seller and all tangible personal property (excluding cash, property with an aggregate value in a non-material amount and the other Excluded Assets) leased by Seller and reflected on Seller's financial statements. Set forth on Schedule 3.8(b) is a list of the most current title insurance policies, commitments or binders issued to Seller with respect to any of the Real Property or any portion thereof, and true and accurate copies thereof have been supplied to Buyer. Seller has not received any written notice from any governmental agency of any violation of any building, zoning or other law, ordinance or regulation in respect of such property or structures or their use by Seller. To the best knowledge of Seller, no portion of the Assets is subject to a condemnation or similar proceeding. The Assets consisting of owned personal property are subject to no liens or encumbrances except the security interests of record set forth on Schedule 3.8(c), which Schedule is a copy of a Uniform Commercial Code ("UCC") search duly obtained by Seller in the last thirty (30) days and which search shows security interests of record relating to such Assets in the State of Utah. Seller agrees to remove all security interests relating to property interests of Seller included in the Assets reflected on such UCC search, if any, prior to the Closing (except those approved by Buyer in writing) and to remove any other security interests filed with respect to such Assets between the date of such UCC search and the date of Closing. Schedule 3.8(d) describes all construction work, if any, which Seller or its predecessors have contracted for and which is presently in progress in respect of the Business, and also contains a good faith estimate, as of the date of this Agreement, of the cost to complete each such project.

                 3.9 Employee Benefit Plans. Schedule 3.9 lists any "employee benefit plans" that are described in the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), that cover one or more employees of Seller and that are sponsored or contributed to by Seller (other than any defined contribution "employee pension benefit plan" as defined in ERISA, that does not require any contribution by Seller, any paid time-off policy or vacation/holiday/sick leave policy, and any "employee welfare benefit plan" as defined in ERISA, that is sponsored by Healthtrust). Neither Seller nor, to the best knowledge of Seller and Healthtrust, any other person has engaged in a transaction with respect to any employee benefit plan listed or required to be listed on Schedule 3.9 which could subject Buyer or Champion to a penalty under ERISA or a tax under the Internal Revenue Code of 1986, as amended (the "Code"). Each of the employee benefit plans listed or required to be listed on Schedule 3.9 has been operated and administered in accordance with applicable law, including without limitation ERISA, except for any such failure which would not subject Champion or Buyer to any penalty or other liability. Seller has not incurred nor presently expects to incur any liability under Title IV of ERISA that could result in liability to Buyer or Champion. Each employee benefit plan listed or required to be listed on Schedule 3.9 that is a group health plan within the meaning of Section 5000(b)(1) of the Code is in compliance with the provisions of Section 4980B(f) of the Code, except for any such non-compliance which would not subject Champion or Buyer to any penalty or liability.

                 3.10 Litigation or Proceedings. Schedule 3.10(a) contains a list of each lawsuit or legal proceeding to which Seller is a party and which arose out of or in connection with the Business or, to Seller's and Healthtrust's knowledge, which has been threatened against Seller or Healthtrust in connection with the Business. Except as disclosed on Schedule 3.10(b), neither Seller nor Healthtrust has received notice of any formal or informal investigations or proceedings of the Utah Department of Health, the United States General Accounting Office, the Health Care Financing Administration, the Department of Justice, the Federal Trade Commission or other similar governmental agencies (except for any investigations being conducted in the ordinary course of business and applicable to all hospitals) with respect to the Business. There are no such claims, actions, proceedings or investigations of which Seller or Healthtrust has received written notice pending or, to the best knowledge of Seller and Healthtrust, threatened challenging the validity or propriety of the transactions contemplated by this Agreement. Except as disclosed in Schedule 3.10(b), neither Seller nor Healthtrust is now, nor has either of them been, a party to any injunction, order, or decree restricting the method of the conduct of the Business or the marketing of any of the Business' services, nor, except as disclosed on
Schedule 3.10(b), has any governmental agency investigated or requested (other than on a routine basis) information with respect to such methods of business or marketing of services; neither Seller nor Healthtrust has received any claim that Seller currently violates any federal, state, or local law, ordinance, rule or regulation, which could have an adverse effect on the Business and, to the best of Seller's and Healthtrust's knowledge, no such claim is or has been threatened; and there have been no developments materially adverse to Seller with respect to any pending or threatened claim, action or proceeding of an administrative or judicial nature, including but not limited to those referred to in Schedules 3.10(a) and (b), and including without limitation any such pending or threatened claim, action or proceeding arising from or relating to
(i) the assertion by any governmental authority of any retroactive adjustment of the sums which Seller was entitled to receive pursuant to government or third party reimbursement programs such as (but not limited to) Medicare and Medicaid, or (ii) any allegation by any governmental authority of fraud or abuse by any current or former officers or employees of Seller in connection with the making of any application for reimbursement pursuant to the government or third party reimbursement programs referred to in the preceding clause (i) while such individuals were officers or employees of Seller.

                 3.11 Insurance. Schedule 3.11 summarizes the professional and general liability insurance policies covering the Business, and the property insurance policies covering the Assets, which Schedule 3.11 reflects the policies' numbers, terms, identity of insurers, amounts and coverage.

                 3.12 Seller's Employees. (a) Schedule 3.12 contains a list of all of Seller's employees as of December 27, 1994, which list includes the then current estimated annualized salaries based on then current hourly wage rates and scheduled hours worked, department and job title or other summary of the responsibilities of such employees. Since December 27, 1994, there has not been any increase in the compensation payable or to become payable by Seller to any of its officers, employees or agents, or any bonus payment or arrangement made to or with any such person, nor has there been any change in Seller's personnel policies, except (in either case) in the ordinary course of Seller's business in accordance with established personnel policies or except as described in Schedule 3.12.

                 (b) Except as set forth on Schedule 3.12, none of Seller's employees are employed by Seller pursuant to an employment agreement. Schedule
3.12 includes a list of all employees of Seller (other than "part-time employees" as such term is defined in the Worker Adjustment and Retraining Notification Act, hereinafter referred to as the "WARN Act") who have been terminated or laid-off or whose employment with Seller otherwise has ceased since December 1, 1994.

                 3.13 Labor Matters. Seller does not have any collective bargaining agreements with any labor union and there are no current negotiations with a labor union. Seller is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice except where such non-compliance would not have a material adverse effect on the Business or the Assets. Seller has not received any notice of an unfair labor practice complaint against Seller pending before the National Labor Relations Board. There is no labor strike, dispute, slowdown or stoppage actually pending against or affecting Seller, nor has Seller received notice of any threatened labor strike, dispute, slowdown or stoppage. No grievance which might have an adverse effect on Seller or any such arbitration proceeding arising out of or under collective bargaining agreements is pending and Seller has no knowledge that any claim therefor exists. Seller has not experienced any employee strikes since the date it acquired the

Business. Seller will advise Buyer of any such labor dispute which shall arise before the Closing.

                 3.14  Certain Representations With Respect to the Business.

                 (a) The Hospital has current contractual arrangements with Blue Cross. A complete and accurate copy of the existing Blue Cross contract of the Hospital has been furnished or made available to Buyer. The Hospital is presently in compliance with all of the terms, conditions and provisions of such contract except where failure to be in compliance would not have a material adverse effect on the Business or the Assets.

                 (b) The Hospital is accredited as a general hospital by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") and complete and accurate copies of its most recent survey report, list of deficiencies, if any, and Certificate of Accreditation relating to the Hospital have been furnished or made available to Buyer.

                 (c) The Hospital is qualified for participation in the Medicare program. A complete and accurate copy of such existing Medicare contract has been furnished or made available to Buyer. The Hospital is presently in compliance with all of the terms, conditions and provisions of such contract except where failure to be in compliance would not have a material adverse effect on the Business or the Assets.

                 (d) The Hospital is qualified for participation in the Medicaid program. A complete and accurate copy of Seller's existing Medicaid contract has been furnished or made available to Buyer. The Hospital is presently in compliance with all of the terms, conditions and provisions of such contract except where failure to be in compliance would not have a material adverse effect on the Business or the Assets.

                 (e)   The Hospital participates in the CHAMPUS program.
The Hospital is presently in compliance in all material respects with all of the terms and conditions of such participation except where failure to be in compliance would not have a material adverse effect on the Business or the Assets.

                 (f) Complete and accurate copies of all fire marshall reports in Seller's possession or, to the best of Seller's and Healthtrust's knowledge, available to Seller with respect to the Hospital or the Clinics after January 1, 1991, have been furnished to Buyer.

                 (g) Neither Seller nor Healthtrust has received any written notification from any applicable governmental agency that the Hospital or any Clinic is in violation of local building codes, ordinances or zoning laws.

                 (h) Copies of all licensure survey reports of the Hospital by the Utah Department of Health issued from and after January 1, 1988, that are in Seller's possession have been supplied or made available to Buyer.

                 (i) Copies of the Bylaws of the medical staff of the Hospital, together with copies of minutes of meetings thereof since January 1, 1990, that are in Seller's possession have been supplied or made available to Buyer. No proceedings are pending or, to the best of Seller's or Healthtrust's knowledge, threatened, seeking to remove or limit the privileges of any member of the Hospital's medical staff or appealing any such decision of such medical staff.

                 (j) The Hospital is licensed by the Utah Department of Health as a general acute care hospital authorized to operate 200 beds in its existing location in Salt Lake City, Utah. The Hospital is presently in compliance with all the terms, conditions and provisions of such license except where failure to be in compliance would not have a material adverse effect on the Business or the Assets. Schedule 3.14(j) contains a copy of such license. The facilities, equipment, staffing and operations of the Hospital satisfy the applicable hospital licensing requirements of the State of Utah except where failure to be in compliance would not have a material adverse effect on the Business or the Assets.

                 (k) The Hospital has entered into a memorandum of understanding with the appropriate peer review organization, and complete and accurate copies of all such memoranda of understanding have been furnished or made available to Buyer.

                 3.15 Reimbursement Matters. Seller has not filed any Medicare cost reports with respect to the Business. Seller has delivered or made available to Buyer complete copies of all Medicare cost reports and related forms that Holy Cross (as defined in Section 9.2(a)(ii) hereof) represented to Buyer as having been filed during the past three years. Seller has not received any written notices that either Medicare or Medicaid has any claims against it which may reasonably be expected to result in consolidated net offsets against future reimbursement in excess of that provided for in such Financial Statements. Seller has not been indicted, convicted or, to the best of Seller's knowledge, subject to an investigation of the Office of Inspector General of the Department of Health and Human Services (the "OIG"), or received a notice from the OIG, with respect to a violation or an alleged violation of the Medicare and Medicaid fraud and abuse provisions of the federal Social Security Act or the physician ownership and referral provisions of the Ethics in Patient Referral

Act, and to the best of Seller's knowledge, has Seller committed a violation of any of such provisions.

                 3.16 Hill-Burton Funds. No funds have been received by or on behalf of Seller or, to the best knowledge of Seller and Healthtrust, any predecessor of Seller to construct, improve or acquire any of the Assets under the "Hill-Burton" Act as a result of which Buyer may be required to pay, or otherwise satisfy, any amounts for which there shall be any "recovery" as a result of the consummation of the transactions contemplated by this Agreement.

                 3.17 Taxes. Seller has filed all tax returns required by law to be filed by it and has paid all taxes, assessments and other governmental charges shown thereon as due and payable, other than those presently payable without penalty or interest or those being contested in good faith by appropriate procedures. There are no liens with respect to taxes (except for liens with respect to real property taxes not yet due) upon any of the Assets. Seller has not conducted the Business or engaged in any transaction which would cause the transaction contemplated hereby to be taxable under the Utah sales and use tax laws.

                 3.18 Environmental. Except as disclosed in any report of Law Engineering, Inc. to Buyer or Champion delivered on or before the date of this Agreement relating to the Assets (the "Environmental Reports"):

                       (a) Seller is currently in compliance with all Environmental Laws (as defined below) except where failure to comply with such Environmental Laws would not have a material adverse effect on the Business;

                       (b) Seller has not generated, stored, disposed of or released any Hazardous Substance (as defined below) on any of the Real Property, except in compliance with applicable Environmental Laws except where failure to comply with such Environmental Laws would not have a material adverse effect on the Business;

                       (c) Seller has not received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that Seller is not in full compliance with Environmental Laws. There is no Environmental Claim (as defined below) pending or threatened against Seller or with respect to the Assets.

                       (d) There are no present or, to the best of Seller's knowledge, past actions, activities, circumstances, conditions, events or incidents, including, without limitation, the generation, storage, release, emission, discharge, presence or disposal of any Hazardous Substance, that could form the basis of any Environmental Claim against Seller under any Environmental Law in effect at any time at or prior to the Closing.

                       (e)  The inclusion of any item disclosed in Schedule
3.18 and the inclusion of the reference to the Environmental Reports hereinabove does not constitute an admission by Seller, Healthtrust, Champion or Buyer that any matters disclosed in such schedule or Environmental Report constitutes a violation of any Environmental Law.

                 The following terms shall have the following meanings:

                 "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Hazardous Substances at any location, whether or not owned or operated by the Seller or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                 "Environmental Laws" means the federal, state (including specifically, but not by way of limitation, the State of Utah), and local environmental, health or safety laws, regulations, ordinances, rules and policies and common law in effect on the date hereof and the Closing Date relating to the generation, use, refinement, handling, treatment, removal, storage, production, manufacture, transportation, disposal, arranging for disposal, emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to protection of human health, worker safety or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), as the same may be amended or modified to the date hereof and the Closing Date, including, without limitation, the statutes and regulations listed below:

                 Federal Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901, et seq.

                 Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Section 9601, et seq.

                 Federal Clean Air Act, 42 U.S.C. Section  7401, et seq.

                 Federal Water Pollution Control Act, Federal Clean Water Act of 1977, 33 U.S.C. Section 1251, et seq.

                 Federal Insecticide, Fungicide, and Rodenticide Act, Federal Pesticide Act of 1978, 7 U.S.C. Section 136, et seq.

                 Federal Hazardous Materials Transportation Act, 49 U.S.C.
Section  1801, et seq.

                 Federal Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq.

                 Federal Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.

                 Federal Occupational Safety & Health Act of 1970, 29 U.S.C.
Section  651, et seq.

                 Medical Waste Tracking Act of 1988, 42 U.S.C. Section 6992, et seq.

                 Marine Protection Research & Sanctuaries Act of 1972, 33 U.S.C. Section 1401, et seq.

                 The Act to Prevent Pollution from Ships, 33 U.S.C. Section 1901, et seq.

                 Utah Environmental Quality Code, Utah Code Ann. Section 19-1-101 et seq.

                 Utah Environmental Quality, Solid & Hazardous Waste Regulations, Section R315-316.

                 Nuclear Regulatory Commission Regulations, 10 C.F.R. Part 20 and 10 C.F.R. Part 61.

                 Public Health Service Regulations, 42 C.F.R. Part 72.

                 Food & Drug Administration Regulations, 21 C.F.R. Parts 58 and 211.

                 U.S. Department of Transportation Regulations, 49 C.F.R. Parts 171-179.

                 U.S. Department of Agricultural Regulations, 9 C.F.R. Parts 50-56.

                 U.S. Postal Service Regulations, 39 Part III.

                 "Hazardous Substances" means any toxic or hazardous waste, pollutants or substances, explosives, radioactive materials, or Medical Waste (as defined below), including, without limitation, friable asbestos, PCBs, petroleum products and byproducts, substances defined or listed as "hazardous substance", "toxic substance", "toxic pollutant", or similarly identified substance or mixture, in or pursuant to any Environmental Law.

                 "Medical Waste" means any substance, pollutant, material, or contaminant listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. Section 6992, et seq., 49 C.F.R. Section 173, 186, and/or Utah Code Annotated, Section 19-6-102 (9).

                 3.19 Absence of Undisclosed Liabilities. Except as and to the extent reflected or specifically reserved against (which reserves are believed adequate in amount) in the Financial Statements, to the best of Seller's and Healthtrust's knowledge, Seller did not have, at the date of such Financial Statements, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) required to be reflected thereon or included therein, except for any liabilities which have been incurred since the dates of such Financial Statements in the ordinary course of business consistent with past practice or which have been discharged or paid in full prior to the date hereof.

                 3.20 Brokerage. Neither Seller nor Healthtrust has engaged any financial advisor, broker or similar entity in respect of the transactions contemplated hereby which may be entitled to a fee or commission in connection with such transactions.

                 3.21 No Misleading Statements. No representation or warranty by Seller contained in this Agreement, and no statement contained in any Schedule (including any supplement or amendment thereto) and the documents to be delivered at the Closing by or on behalf of Seller to Buyer or any of its representatives in connection with the transactions contemplated hereby (the Schedules, including any supplement or amendment thereto, and such Closing documents are herein referred to, collectively, as the "Additional Documents"), contains or will contain any untrue statement of a material fact, or, to the best knowledge of Seller and Healthtrust, omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. Copies of all documents described on any Schedule hereto which have been furnished, provided or made available to Buyer or are hereafter furnished, provided or made available to Buyer are or shall be, to the best of Seller's knowledge, true, correct and complete.

                 4.    REPRESENTATIONS AND WARRANTIES OF BUYER.

                 As of the date hereof, Buyer represents and warrants to Seller and Healthtrust the following:

                 4.1 Buyer Capacity. (a) Buyer and Champion are corporations duly organized, validly existing and in good standing under the laws of the States of Utah and Delaware, respectively, with all requisite corporate power and authority to own, operate and lease their respective properties.

                 (b) Schedule 4.1 contains complete and correct copies of the Certificate of Incorporation and all amendments thereto to the date hereof and the Bylaws as presently in effect of each of Buyer and Champion.

                 4.2 Corporate Authorization/Contract Binding. (a) The execution, delivery and performance by Buyer and Champion of this Agreement and the other agreements and transactions contemplated hereby to be executed and performed by Buyer and Champion:

                       (i) are within Buyer's and Champion's corporate powers, are not in contravention of the terms of Buyer's or Champion's Certificates of Incorporation, Bylaws or any amendments thereto and have been duly authorized by the respective boards of directors of Buyer and Champion and by the stockholder of Buyer and, to the extent required, by the stockholders of Champion; and

                       (ii) except as set forth on Schedule 4.2, on the Closing Date, (A) will not result in any breach of any indenture, agreement, lease or instrument to which Buyer or Champion is a party or by which Buyer or Champion is bound,
                 (B) will not constitute a violation of any judgment, decree or order of any court of competent jurisdiction applicable to Buyer or Champion, (C) will not violate any law, rule or regulation of any governmental authority applicable to the Buyer or Champion and (d) will not require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority.

                 (b) This Agreement has been duly and validly executed and delivered by Buyer and Champion, and, as of the Closing, the other agreements and instruments contemplated hereby will have been duly and validly executed and delivered by Buyer and, where applicable, Champion. This Agreement constitutes, and upon their execution and delivery, the other agreements and instruments contemplated hereby will constitute, the valid, legal and binding obligations of each of Buyer and, where applicable, Champion, enforceable against each of them in accordance with their respective terms except as such enforceability may be limited by bankruptcy, reorganization, insolvency, or other laws affecting the enforcement of creditors' rights generally or the availability of equitable remedies.

                 4.3 Brokerage. Neither Buyer nor Champion has engaged any financial advisor, broker or similar entity in respect of the transactions contemplated hereby which may be entitled to a fee or commission in connection with such transactions.

                 5.   COVENANTS OF SELLER AND HEALTHTRUST PRIOR TO CLOSING.

                 Between the date of this Agreement and the Closing Date:

                 5.1 Information. Seller and Healthtrust shall afford, to the officers and authorized representatives of Buyer and Champion access to the Assets, including without limitation the Hospital and the Clinics, and will furnish to Buyer such additional financial data and other information relating to the Assets or the Business as Buyer or Champion may from time to time reasonably request; provided such access shall occur at such time or times as will not disrupt delivery of care to patients. Each of Seller and Healthtrust agrees to cooperate reasonably with Buyer and Champion in their efforts (i) to make any required filings and to obtain any governmental approvals necessary in order to consummate the transactions contemplated hereby, (ii) to respond to any governmental investigation of such transactions, and (iii) to defend any legal or administrative proceedings challenging such transactions. Each of Seller and Healthtrust will, upon reasonable request, cooperate with Buyer and Champion, their representatives and counsel in the preparation of any document or other material which may be required by any governmental agency as a predicate to or result of the transaction herein contemplated. Furthermore, to the extent the parties hereto believe their respective legal interests are in common, special antitrust counsel to Healthtrust shall be primarily responsible for representing the parties' interests before the Federal Trade Commission and/or the Department of Justice.

                 5.2 Operations. With respect to the ownership of the Assets and the operation of the Business, Seller will use its reasonable best efforts to:

                      (a) carry on the Business in substantially the same manner as it has been conducted heretofore and not make any change in personnel (other than in the ordinary course of business) or operations, and not make any change in finance or accounting policies;

                      (b) maintain the Assets in as good working order and condition as at present, ordinary wear and tear excepted;

                      (c) perform in all material respects Seller's obligations under agreements relating to or affecting the Assets or the Business;

                      (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

                      (e) use commercially reasonable efforts to maintain and preserve the business organization of Seller intact, retain their present employees and maintain their relationship with suppliers, customers and others having business relations with Seller; and

                      (f) within a reasonable time prior to Closing, permit Buyer to make offers to any of the personnel who work at the Hospital or otherwise in the Business for employment by Buyer subsequent to the Closing, which personnel shall be allowed by Seller to accept or reject such offers without penalty (for the purpose of this Section 5.2(f), "penalty" shall not be interpreted to refer to the availability, or lack of availability of any severance benefit).

                 5.3 Certain Changes. Without the prior written consent of Champion, which consent will not be unreasonably withheld, Seller will not:

                      (a) sell or agree to sell any of the Assets except for the depletion of inventories in the ordinary course of business; or

                      (b) engage in any transaction out of the ordinary course of business, including any sale, transfer, lease, encumbrance or granting of a lien upon or a security interest in any portion of the Assets (except as provided in Section 5.3(a) above).

                 5.4 Casualty. If the Hospital is damaged so as to be rendered unusable as a general acute care hospital or destroyed prior to Closing, Champion may elect to terminate this Agreement and all obligations of the parties hereunder. In the event the Hospital is destroyed or damaged, but such destruction or damage does not entitle Champion or Champion does not elect to terminate this Agreement, or if any other portion of the Assets is destroyed or damaged, then Seller shall be entitled to all insurance proceeds paid or payable in respect of such damage or destruction and the Purchase Price payable by Buyer at the Closing shall be credited by an amount equal to the insurance proceeds paid or payable in respect of such damage or destruction and neither Seller nor Healthtrust shall have any obligation to repair any such damage or destruction.

                 5.5  Title Matters.

                 (a) At the Closing, Seller shall convey to Buyer (i) good, marketable and insurable fee simple title to all of the Real Property designated in Schedule 1.1(a) as parcels that are owned by Seller, and all rights, privileges and easements appurtenant thereto, and (ii) good, marketable and insurable leasehold title to the Real Property designated in Schedule 1.1(a) as a Real Property leasehold interest for which a Title Policy shall be obtained. Such conveyances shall be made by duly executed and acknowledged special warranty deeds (or assignments with respect to the portions of the Real Property leased to Seller) which deeds shall be in the form of Appendix 5.5 hereto (such deeds and assignments are herein collectively referred to as "Seller's Deeds"). Evidence of delivery of such good, marketable and insurable title shall be the issuance of one or more ALTA Owner's or Leasehold, as the case may be, Policies of Title Insurance (10-17-92), in an aggregate amount equal to $33,000,000 (the "Title Policies") which Seller shall deliver to Buyer at the Closing. In the event Seller delivers more than one Title Policy at Closing, each such Title Policy shall be in an amount requested by Buyer, subject, however, to the above limitation on the aggregate amount of such Title Policies. The Title Policies will be issued by First American Title Insurance Company (such company hereinafter called the "Title Company"), and shall insure fee simple or leasehold (as applicable) title to the Real Property, and the appurtenant rights, privileges and easements, in the Buyer, subject only to Permitted Encumbrances and such other exceptions as Buyer shall approve in writing. The policies for the Real Property for which "as built" surveys are obtained pursuant to Section 5.5(b)(ii) below shall contain endorsements insuring over all printed or typed general exceptions for which insurance may be obtained by the delivery of such surveys. All such policies shall contain a zoning endorsement and such other endorsements as specified herein.

                 (b) Seller has furnished to Buyer or will furnish to Buyer within 60 days prior to the Closing Date all of the following:

                      (i) Title Insurance Commitments. With respect to all of the Real Property that is either (A) designated in Schedule 1.1(a) as parcels that are owned in fee simple by Seller or (B) designated in Schedule 1.1(a) hereto as a Real Property leasehold interest for which a Title Policy shall be obtained, a currently dated commitment or commitments for the Title Policies issued by the Title Company in accordance with the requirements set forth in Section 5.5(a) above. All examination fees, title premiums and other costs and expenses relating to such commitments and the Title Policies shall be paid by Seller.

                      (ii) ALTA Surveys. An "as built" survey with respect to the Hospital and each Real Property designated in Schedule 1.1(a) hereto as a Real Property for which an as-built survey shall be obtained. Such surveys shall be prepared by surveyors licensed in the State of Utah who prepared surveys for Seller in connection with Seller's acquisition of the Real Property and shall be in accordance with ALTA-ASCM standards for Class A urban-commercial surveys, shall be dated as of a date within 60 days prior to the Closing Date, shall be certified in favor of Buyer and the Title Company, and shall be in sufficient detail to provide the basis for the Title Company to issue the Title Policies without survey exceptions.

                      (iii) Boundary Surveys.  Boundary surveys for each Real
                 Property designated in Schedule 1.1(a) as a Real Property for which a boundary survey shall be obtained. Such surveys shall be prepared by surveyors licensed in the State of Utah who prepared surveys for Seller in connection with Seller's acquisition of the Real Property.

                 5.6 Best Efforts to Close. Each of Seller and Healthtrust shall use its best efforts to proceed toward the Closing and to cause the conditions to Closing to be met as soon as practicable and consistent with other terms contained herein. Seller and/or Healthtrust shall notify Buyer as soon as practicable of any event or matter which comes to Seller's or Healthtrust's attention which may reasonably be expected to prevent the conditions to Seller's or Healthtrust's obligation being met.

                 5.7 Insurance Ratings. Seller shall take all action reasonably requested by Buyer to enable Buyer to succeed to the Workmen's Compensation and Unemployment Insurance ratings, insurance policies, deposits and other interests of Seller and other ratings for insurance or other purposes established by Seller; provided, however, that the covenants contained in this sentence shall not require Seller to expend its own funds to satisfy such obligations, nor shall such covenants permit Buyer to acquire Seller's deposits without compensation to Seller. Buyer shall not be obligated to succeed to any such rating, insurance policy, deposit or other interest, except as it may elect to do so.

                 5.8 Notice; Efforts to Remedy. Seller and Healthtrust will notify Buyer and Champion promptly in writing of, and contemporaneously will provide Buyer and Champion with true and complete copies of any and all information and documents relating to, and will use their best efforts to cure as soon as practicable (or by any subsequent date agreed upon by the parties), any event, transaction or circumstance occurring that causes or would cause any covenant or agreement of Seller or Healthtrust under this Agreement to be breached, or that renders or would render untrue any representation or warranty of Seller or Healthtrust contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Seller and Healthtrust also will use their best efforts to cure, as soon as practicable (or by any subsequent date agreed upon by the parties), any violation or breach of any representation, warranty, covenant or agreement made by either of them in this Agreement. Seller and Healthtrust shall have a reasonable time within which to effect a cure of such breach or misrepresentations before Buyer or Champion may terminate this Agreement (to the extent such remedy is available to Buyer or Champion pursuant to Section 11.1(d) hereof); provided, however, that after the date established by the parties for Closing, Buyer or Champion may terminate this Agreement (to the extent such remedy is available to Buyer or Champion pursuant to Section 11.1(d) hereof) unless such breach or misrepresentation has been cured to the reasonable satisfaction of Buyer or Champion. Furthermore, Seller and Healthtrust shall notify Buyer and Champion promptly in writing of any event, transaction or circumstance occurring that causes or would cause any covenant or agreement of Buyer or Champion under this Agreement to be breached, or that renders or would render untrue any representation or warranty of Buyer or Champion contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Buyer and Champion shall have a reasonable time in which to effect a cure of such breach or misrepresentation before Seller or Healthtrust may terminate this Agreement (to the extent such remedy is available to Seller or Healthtrust pursuant to Section 11.1(d) hereof); provided, however, that after the date established by the parties for Closing, Seller or Healthtrust may terminate this Agreement (to the extent such remedy is available to Seller or Healthtrust pursuant to Section 11.1(d) hereof) unless the breach or misrepresentation has been cured to the reasonable satisfaction of Seller and Healthtrust. The failure of Seller or Healthtrust to notify Buyer and Champion of any such discovered event, transaction or circumstance shall not release Buyer and Champion from any liability to Seller or Healthtrust resulting from the breach attendant to such discovered event, transaction or circumstance; provided, however, that, unless Buyer or Champion had independent knowledge of such event, circumstance or condition, Champion's and Buyer's liability shall be limited to the damages that would have nonetheless resulted to Seller and/or Healthtrust had Seller or Healthtrust disclosed such discovered event, transaction or circumstance to Buyer and Champion prior to Closing.

                 5.9 Cooperation with Buyer. Seller shall cooperate in all reasonable respects with Buyer in connection with Buyer's efforts to obtain regulatory consents to and approvals of the transfer of the Licenses described in Schedule 3.5 hereof. Seller also agrees that upon the written request of Buyer, Seller will use its reasonable best efforts to obtain any consents necessary for the assignment of the contracts and leases to be assumed by Buyer pursuant to the Assignment and Undertaking. The parties agree that Buyer will be primarily responsible for obtaining all such approvals and consents.

                 6.   INDEMNIFICATION.

                 6.1 Indemnity by Buyer and Champion. From and after Closing, Buyer and Champion, jointly and severally, shall indemnify, defend and hold harmless Seller and Healthtrust and their respective officers, employees, affiliates and agents (collectively, "Buyer Indemnified Parties") from and against any and all liabilities, losses, damages, demands, claims, suits, actions, judgments, causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys' fees, any and all expenses incurred in investigating, preparing and defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by any of them, directly or indirectly, as a result of or arising from the following:

                      (i) any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by Buyer or Champion in this Agreement or the other agreements contemplated hereby;

                      (ii) any liability imposed on any Buyer Indemnified Party to the extent such liability has been expressly assumed by Buyer pursuant to the Assignment and Undertaking;

                      (iii) any misrepresentation in or any omission from
                 any certificate or other document (collectively, the "Buyer Additional Documents") furnished or to be furnished by or on behalf of Buyer or Champion at Closing under this Agreement;

                      (iv) any liability, obligation or indebtedness of Buyer or Champion or any alleged liability, obligation or indebtedness of Buyer or Champion, including without limitation those relating to contractual obligations, liabilities to Medicare or Medicare programs, tax liabilities or professional malpractice or general liability claims, arising out of the operation of the Business after the Closing which is imposed on or made against any Buyer Indemnified Party, except to the extent such liability or alleged liability arises out of a liability of Seller that has not been expressly assumed by Buyer pursuant to the Assignment and Undertaking;

                      (v) any claims for fees or commissions of a broker, agent or similar entity employed or alleged to have been employed by or on behalf of Buyer or Champion in connection with the transactions contemplated hereby; and

                      (vi) any liability imposed on any Buyer Indemnified Party arising out of the use by Buyer (or its assignees) of Seller's Drug Enforcement Agency Registration Numbers pursuant to the powers of attorney delivered in accordance with Section
                 9.10 of this Agreement.

                 6.2 Indemnity by Seller and Healthtrust. From and after the Closing, Seller and Healthtrust, jointly and severally, shall indemnify, defend and hold harmless Buyer and Champion and their respective officers, directors, employees, shareholders, affiliates and agents (collectively, the "Seller Indemnified Parties") from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by any of them, directly or indirectly, as a result of or arising from the following:

                      (i) any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by Seller or Healthtrust in this Agreement or the other agreements contemplated hereby;

                      (ii) any liability, obligation or indebtedness of Seller or Healthtrust or any alleged liability, obligation or indebtedness of Seller or Healthtrust, including without limitation those relating to contractual obligations, liabilities (including recapture of depreciation) to the Medicare or Medicaid programs, tax liabilities or professional malpractice or general liability claims, arising out of the operation of the Business prior to the Closing which is imposed on or made against any Seller Indemnified Party, except to the extent certain contractual obligations have been expressly assumed by Buyer pursuant to the Assignment and Undertaking;

                      (iii) any misrepresentation in or any omission from any
                 certificate or other document (collectively, the "Seller Additional Documents") furnished or to be furnished by or on behalf of Seller or Healthtrust at Closing under this Agreement; and

                      (iv) any claims for fees or commissions of a broker, agent or similar entity employed or alleged to have been employed by or on behalf of Seller or

                 Healthtrust in connection with the transactions contemplated hereby.

                 6.3 Claims Procedure. (a) If a party to this Agreement ("Claiming Party") learns of a circumstance giving rise to a claim for another party to this Agreement ("Performing Party") to make payment, performance, or indemnity under this Agreement, then the Claiming Party shall give the Performing Party written notice thereof within a reasonable time considering the circumstances. No delay in giving notice to the Performing Party shall work a forfeiture of the rights of Claiming Party or shall limit the Performing Party's obligations under this Agreement. If, however, a delay in giving notice within a reasonable time prejudices the Performing Party and materially impairs its ability to mitigate loss, then the Performing Party shall have no obligation to pay that part of a loss caused by the delay.

                 (b) The Performing Party shall defend, and shall have the right to settle, claims or suits by third parties that are payable or that are to be indemnified by the Performing Party under this Agreement. The Claiming Party shall reasonably cooperate with the Performing Party in the defense of claims and suits that the Performing Party defends, and the Performing Party shall reimburse the Claiming Party for out-of-pocket expenses incurred in cooperating at the Performing Party's request. The Claiming Party shall not settle such claims or suits defended by the Performing Party without the Performing Party's prior consent, which shall not be unreasonably withheld. The Claiming Party shall have the right to approve defense counsel selected by the Performing Party, which approval shall not be unreasonably withheld, and the right fully to participate in the defense of such claims and suits at the Claiming Party's sole cost and expense. The Claiming Party shall have the right to defend and settle claims or suits without prejudice to any of their rights against the Performing Party under this Agreement if the Performing Party declines or is unable to undertake the defense of a claim or suit within a reasonable time after the Performing Party's receipt of notice thereof. If the Performing Party disputes the Claiming Party's entitlement to indemnity and asserts the right to defend a claim or suit, and if the Claiming Party reasonably believes that the Performing Party's control of the defense of a claim or suit might prejudice the Claiming Party, then the Claiming Party shall have the right to defend such claim or suit. Performing Party shall have the right fully to participate in the defense of such claim or suit, and Claiming Party shall not settle such claim or suit without the Performing Party's prior consent, which Performing Party shall not unreasonably withhold.

                 6.4  Limitation on Claims.

                 (a)  No Seller Indemnified Party nor Buyer Indemnified
Party shall make any claim for indemnification pursuant to Sections 6.1 or 6.2 with respect to any matter unless and except to the extent that:

                      (i) the amount of the Damages arising out of such matter is in excess of $25,000 (a "Relevant Claim"); and

                      (ii) the aggregate amount of all Damages with respect to which a Relevant Claim is being made by an Indemnified Party against any or all of the applicable Indemnifying Parties (together with all such Relevant Claims previously made by the applicable Indemnified Parties against the applicable Indemnifying Parties) exceeds $250,000.

                 (b) Notwithstanding the provisions of Section 6.4(a), any indemnified claim having its basis in any of the following shall not be subject to the thresholds established by such provisions: (A) a breach of the representations, warranties, covenants and agreements made in 3.16, 3.17, 3.18,
3.20 and 4.3, (B) fraud or intentional misrepresentation, (C) a breach by Buyer to pay or observe any obligation of Seller assumed by Buyer pursuant to the Assignment and Undertaking, (D) a breach by Seller of its obligations under
Section 1.3 hereof to pay or observe any of its obligations for trade payables, contracts, leases or other liabilities reflected on Seller's financial statements (other than those assumed by Buyer pursuant to the Assignment and Undertaking) and to satisfy prior to Closing all obligations secured by a lien on, or a security interest in, the Assets, (E) any breach by Buyer or Champion to pay the Purchase Price hereunder, (F) a breach by Buyer or Seller of its obligation under Section 1.6(c) to pay any post-Closing adjustment to the Purchase Price required by such Section, or (G) a breach by Buyer or Seller of its obligation under Section 1.8 to pay any amounts with respect to Straddle Patients.

                 (c) Neither Seller nor Healthtrust shall be under any liability and no claim under Section 6.2 of this Agreement shall be made to the extent that any Damages may be recovered under a policy of insurance, except that (subject to the other limitations set forth in this Agreement) Seller and Healthtrust shall be liable to the extent of any deductibles under such insurance policy.

                 (d) Neither Champion nor Buyer shall be under any liability and no claim under Section 6.1 of this Agreement shall be made to the extent that Healthtrust or Seller discovered such breach prior to the Closing Date and failed to disclose such breach to Champion or Buyer as provided in
Section 5.8 hereof, except that Champion and Buyer shall be liable to the extent Champion or Buyer had knowledge of such breach or to the extent Healthtrust or Seller would have nonetheless suffered damages had such breach been disclosed to Champion or Buyer prior to the Closing Date.

                 (e) Neither Seller nor Healthtrust shall be under any liability and no claim under Section 6.2 of this Agreement shall be made to the extent that Buyer or Champion discovered such breach prior to the Closing Date and failed to disclose such breach to Healthtrust and Seller as provided in
Section 9.9 hereof, except that Healthtrust and Seller shall be liable to the extent either Healthtrust or Seller had knowledge of such breach or to the extent Buyer or Champion would have nonetheless suffered damages had such breach been disclosed to Healthtrust or Seller prior to the Closing Date.

                 (f) If an Indemnifying Party is liable to an Indemnified Party for breach of any representation, warranty or undertaking, the liability of the Indemnifying Party shall be reduced and any amount paid by such Indemnifying Party shall be refunded to the extent that the Indemnified Party is eligible to obtain a reduction in its liability for tax (whether by way of credit or otherwise and calculated assuming that the Indemnified Party is taxed at the maximum rate applicable to such entity) which it would not have been eligible for had the breach which gave rise to liability of the Indemnifying Party not arisen.

                 (g) Each Indemnified Party shall cooperate in all reasonable respects with the reasonable requests of its applicable Indemnifying Parties in the conduct of litigation, the making of settlements and the enforcement of any right of contribution to which the Indemnified Parties may be entitled from any person or entity in connection with the subject matter of any litigation subject to indemnification hereunder. In addition, the Indemnified Parties shall, upon the reasonable requests by their applicable Indemnifying Parties or counsel selected by such Indemnifying Parties, attend hearings and trials, assist in the securing and giving of evidence, assist in obtaining the presence or cooperation of witnesses, make available its own personnel, and assist in effecting settlements; and shall take such action as is reasonably necessary and appropriate in connection with such litigation. Seller Indemnified Parties shall not, except at their own cost, voluntarily make any payment, assume any obligation, incur any expense, or settle or compromise any claim without the express approval of Seller Indemnifying Parties in connection with any matter that is subject to indemnification hereunder.

                 (h)  The indemnification provided under Sections 6.1 and
6.2 shall survive the execution and delivery of this Agreement, the closing of the transactions contemplated hereby and the satisfaction of all other obligations of any party hereto under this Agreement. In respect of the indemnification provided under

Section 6.1(i) and 6.2(i) relating to or arising out of a breach of a representation or warranty, and with respect to the indemnification provided under Sections 6.1(iii) and 6.2(iii) relating to or arising out of a misrepresentation in or omission from a Buyer Additional Document or a Seller Additional Document and which constitutes a "bring down" of a party's representations and warranties made in this Agreement, no indemnification may be asserted under this Agreement unless the party making the claim gives the party against whom the claim is to be made notice of such claim before the end of the applicable Survival Period (as defined in Section 12.18 hereto); provided, that such claim shall survive the expiration of the Survival Period if notice thereof, as required by Section 6.3, was given prior to the expiration of the Survival Period. In respect of the other indemnification provided under Sections 6.1 and 6.2, there shall be no limitation on when a claim for indemnification hereunder may be sought other than as set forth in
Section 6.1 or 6.2, and the parties hereby waive any such limitation which may be imposed by law.

                 (i)  If a Performing Party pays a claim to a Claiming
Party pursuant to this Agreement, then such party shall be subrogated to all rights of the party to or for whom the claim was paid against others for recovery of the loss, except affiliates, employees, officers, directors, successors or assigns of the party to or for whom the claim was paid.

                 6.5 Jurisdiction; Service of Process. (a) Each of the parties hereto severally agrees that any legal action or proceeding with respect to this Agreement or to enforce any judgment obtained against any party hereto in connection with this Agreement may be brought by any other party hereto or any Seller Indemnified Party or Buyer Indemnified Party in the courts of the State of Utah or in the United States District Courts which are located in the City of Salt Lake City, Utah, or any other court to the jurisdiction of which such party hereto or any of its respective properties is or may be subject. In connection with any action or proceeding relating to this Agreement, each of the parties hereto severally irrevocably submits to the jurisdiction of the courts of the State of Utah and of the United States District Courts located in the city of Salt Lake City, Utah, and irrevocably waives any present or future objection to venue in any such court, and any present or future claim that any such court is an inconvenient forum. Nothing herein shall affect the right of the District to serve process in any manner permitted by law or to bring any civil suit, action or proceeding against any party hereto or its respective property in the courts of any jurisdiction in which venue may be granted.

                 (b) For the purposes of any legal action or proceeding brought by any party hereto or by any Seller Indemnified Party or any Buyer Indemnified Party with respect to this Agreement, each party hereto hereby irrevocably designates and appoints CT

Corporation System, currently located at 50 West Broadway, Salt Lake City, Utah 84101, as its authorized agent for service of process in the State of Utah. Each party hereto and each Seller Indemnified Party and each Buyer Indemnified Party shall for all purposes be entitled to treat such designee of each party hereto as the authorized agent to receive for and on its behalf service of writs or summons or other legal process in the State of Utah. In the event that, for any reason, such agent or his successor shall no longer serve as agent of any party hereto to receive service or process in the State of Utah, such party shall appoint a person in the State of Utah as a successor so to serve and advise the other parties hereto so that at all times each party hereto will maintain an agent to receive service of process in the State of Utah on its behalf with respect to this Agreement. In the event that, for any reason, service of legal process cannot be made in the manner described above, such service may be made in such other manner as permitted by law.

                 7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND CHAMPION.

                 The obligations of Buyer and Champion hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Buyer or Champion:

                 7.1 Representations/Warranties; Compliance with Covenants. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date, as though such representations and warranties had been made on and as of such Closing Date; and the covenants and conditions of this Agreement to be complied with or performed by Seller or Healthtrust on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

                 7.2 Opinion of Seller's Counsel. Buyer and Champion shall have received an opinion from Waller Lansden Dortch & Davis, counsel to Seller and Healthtrust, dated as of the Closing Date, substantially in the form of Appendix 7.2.

                 7.3 Pre-Closing Confirmations. Buyer and Champion shall have obtained reasonable assurances that the Utah Department of Health and all other applicable agencies or licensing authorities shall issue to Buyer promptly after the Closing a license to operate the Hospital and licenses or permits to provide all presently authorized supplemental and special services, each of which licenses and permits shall be effective as of the Closing Date (or, in the case of any such license or permit which must be obtained on or before the Closing Date, Buyer shall have received such license or permit).

                 7.4 Action/Proceeding. No action, proceeding, investigation or administrative hearing before a court or any other governmental agency or body shall have been instituted against any party hereto (and remain unresolved) which seeks injunctive relief in anticipation of the sale of the Assets and may reasonably be expected to prohibit the sale of the Assets to Buyer or seeks damages in a material amount by reason of the consummation of such sale; nor shall any party hereto have received notification from any governmental agency of the United States of America or the State of Utah of such agency's current intent to seek injunctive relief in anticipation of the sale of the Assets to prohibit the sale of the Assets to Buyer or the parties' execution and delivery of the Provider Agreement.

                 7.5 Utah Provider Agreement. The applicable subsidiaries of Healthtrust shall have entered into a provider agreement in substantially the form attached hereto as Appendix 7.5 pursuant to which the Hospital and the Clinics will become providers within the managed care network operated by certain Healthtrust subsidiaries in the State of Utah (the "Utah Provider Agreement").

                 7.6 Title Policies and Surveys. Buyer and its counsel shall have received:

                      (a) The form of the Title Policies which shall be issued on ALTA Owner's or Leasehold, as the case may be, Policy (10-17-92) form and contain the endorsements described in
                 Section 5.5(a).

                      (b)  The surveys described in Section 5.5.

                 7.7 Conveyances and Delivery of Title Policies. Seller shall have delivered to Buyer all of Seller's Deeds and the title insurance commitments in accordance with Section 5.5(a).

                 7.8 Delivery of Certain Documents. At the Closing, the Seller shall have delivered to Buyer all documents, agreements and instruments contemplated by Section 2.2.

                 7.9 Information Systems Agreement. Healthtrust and Buyer shall have executed and delivered an Information Systems Agreement (the "Information Systems Agreement"), in substantially the form attached hereto as Appendix 7.9.

                 7.10 Certificate of Non-Foreign Status. Seller shall have duly executed and delivered to Buyer a Certificate of Non-Foreign Status in the form attached hereto as Appendix 7.10.

                 7.11  FTC Approval.  The Federal Trade Commission (the
"FTC") shall have approved the purchase and sale of the Assets in accordance with this Agreement as required by the Agreement Containing Consent Order, dated as of July 8, 1994, between Healthtrust and the FTC (the "Consent Agreement").

                 7.12 Medicare Reconciliation Note. Seller shall have delivered to Buyer a promissory note in the form of Appendix 7.12 hereto (the "Medicare Reconciliation Note"). The original principal balance of the Medicare Reconciliation Note will be an amount equal to 90% of the book value of the Medicare Receivables, net of the allowance for doubtful accounts and contractual adjustments related thereto, all as reflected on the Interim Balance Sheet. As provided in such Medicare Reconciliation Note and in Section
1.6 hereof, the principal balance of such note will be adjusted to reflect changes in such 90% of net book value amount between the date of the Interim Balance Sheet and the date of the Closing Balance Sheet.

                 7.13 Healthtrust Board Approval. The Board of Directors of Healthtrust (or the Executive Committee thereof) shall have approved this Agreement and the transactions contemplated hereby.

                 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND HEALTH TRUST.

                 The obligations of Seller and Healthtrust hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Seller or Healthtrust:

                 8.1 Representations/Warranties; Compliance with Covenants. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date; the covenants and conditions of this Agreement to be complied with or performed by Buyer and/or Champion on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.

                 8.2 Opinion of Buyer's Counsel. Seller shall have received from Michener, Larimore, Swindle, Whitaker, Flowers, Sawyer, Reynolds & Chalk, L.L.P., counsel to Buyer and Champion, an opinion dated as of the Closing Date and addressed to Seller and Healthtrust, substantially in the form of Appendix 8.2.

                 8.3 Action/Proceeding. No action, proceeding, investigation or administrative hearing before a court or any other governmental agency or body shall have been instituted against any party hereto (and remain unresolved) which seeks injunctive relief in anticipation of the sale of the Assets and may reasonably be expected to prohibit the sale of the Assets to Buyer or seeks damages in a material amount by reason of the consummation of such sale; nor shall any party hereto have received notification from any governmental agency of the United States of America or the State of Utah of such agency's current intent to seek injunctive relief in anticipation of the sale of the Assets to prohibit the sale of the Assets to Buyer or the parties' execution and delivery of the Provider Agreement.

                 8.4 Delivery of Certain Documents. At the Closing, the Buyer shall have delivered to Seller and/or Healthtrust all documents, agreements and instruments contemplated by Section 2.3.

                 8.5 FTC Approval. The FTC shall have approved the purchase and sale of the Assets in accordance with this Agreement as required by the Consent Agreement.

                 8.6 Utah Provider Agreement. Buyer shall have entered into the Utah Provider Agreement.

                 8.7 Healthtrust Board Approval. The Board of Directors of Healthtrust (or the Executive Committee thereof) shall have approved this Agreement and the transactions contemplated hereby.

                 9.   PARTICULAR COVENANTS OF BUYER AND CHAMPION.

                 9.1 Best Efforts to Close. Each of Buyer and Champion shall use its best efforts to proceed toward the Closing and to cause the conditions to Closing to be met as soon as practicable and consistent with other terms contained herein. Buyer or Champion shall notify Seller as soon as practicable of any event or matter which may reasonably be expected to prevent the conditions to Buyer's or Champion's obligations being met.

                 9.2 Employment of Employees of Seller; Additional Employee Matters. (a) (i) Prior to Closing, Buyer shall offer, effective as of the Cut-Off Point, employment to all employees of Seller (except as provided in subsection (d) below) who are on the active payroll of Seller on the Closing Date (including for this purpose any employee of Seller who elects to be treated as a retiree of Seller as of the Cut-Off Point for the purpose of qualifying for certain employee benefits). Buyer shall give the same offer of employment to any employee who is in paid or unpaid inactive status as of the Closing, and who is available for return to active status within 90 days after Closing (or at such later date as may be required by applicable law). All such employees who accept Buyer's offer of employment shall be referred to as the "Hired Employees."

                 (ii) Each offer of employment under paragraph 9.2(a)(i) shall be for a substantially equivalent position, and at a substantially similar wage or salary, as provided by Seller to the

Hired Employee immediately prior to the Closing Date (or, as to any employee who is in paid or unpaid inactive status as of the Closing Date who receives an offer of employment from Buyer upon becoming available to return to active status, immediately prior to the first day of such employee's paid or unpaid leave from Seller or, in the case employees who were on leave as of the date that Buyer acquired the Assets from Holy Cross Health System Corporation, an Indiana not- for-profit corporation ("Holy Cross"), and its Utah subsidiaries (Holy Cross and its Utah subsidiaries are referred to collectively as "Holy Cross"), immediately prior to the first day of such employee's paid or unpaid leave from Holy Cross). As to each Hired Employee, Buyer shall also provide employee welfare benefits, paid time-off and other terms and conditions of employment that are commensurate with those of other employees of Champion subsidiaries having similar positions. Buyer agrees that, for the purpose of determining welfare benefits coverage and other related matters (including eligibility and participation, but not vesting or benefit accrual, under any Buyer or Champion pension benefit plan), each Hired Employee will be considered to have commenced employment with Buyer on the date such Hired Employee commenced uninterrupted employment with Seller or Holy Cross (whichever is earlier). Notwithstanding the preceding sentence, Buyer shall not be obligated to provide Hired Employees any accrued sick or vacation days upon hiring them except as and to the extent provided in Sections 9.2(e) and (f) hereof. For the purpose of determining vesting and benefit accrual under all Buyer or Champion pension benefit plans, each Hired Employee will be considered to have commenced employment with Buyer on the Employment Commencement Date (as defined below). Health benefits coverage provided by Buyer for Hired Employees (and any dependents thereof) shall apply to covered expenses incurred on and after the Employment Commencement Date, and Buyer agrees to waive any limitations for pre-existing conditions with respect to any conditions affecting any Hired Employees (and any dependents thereof); subject to the following limitations:
(x) the pre-existing condition provisions of Seller's health benefit plans shall apply in lieu of the pre-existing condition provisions of Buyer's plans to all Hired Employees (and their dependents) who are eligible for benefits under Seller's health benefits plans as of the Closing Date but who are subject to pre-existing condition limitations as of the Closing Date and (y) the pre-existing conditions limitations under Buyer's medical benefits plans shall apply to any Hired Employee (and his or her dependents) who is not eligible for benefits under Seller's health benefits plans as of the Closing Date, and any such Hired Employee shall be treated as having been hired by Buyer on the date such employee commenced employment with Seller for purposes of applying such pre-existing condition limitations to such Hired Employee (and such Hired Employee's dependents).

                 (iii) The term "Employee Commencement Date" shall mean the day immediately following the Cut-Off Point; provided, however, that with respect to any employee who is in paid or unpaid inactive status as of the Closing Date and to whom Buyer offers employment pursuant to this
Section 9.2(a) the term "Employee Commencement Date" shall mean such employee's first day of employment with Buyer.

                 (b) Subject to the accuracy of Seller's and Healthtrust's representations and warranties in Section 3.12 and Schedule 3.12, (i) on and after the Closing Date, Buyer shall be responsible for any and all notices required with respect to Buyer's termination of employees, and (ii) any liabilities or obligations arising under the WARN Act on or after the Closing Date shall be those of Buyer and not Seller.

                 (c) After the Closing, Buyer will, upon reasonable request, give assistance to human resources personnel of Healthtrust, Seller and/or Holy Cross in the post-closing administration of the respective employee benefit plans of Seller and Holy Cross as they apply to Hired Employees. For this purpose, "assistance" includes reasonable access to the pre-Closing personnel records of Hired Employees (except that Holy Cross shall not have the right to have access to personnel records for any time after August 15, 1994).

                 (d)  Notwithstanding the provisions of Section 9.2(a),
Buyer shall not be required to offer employment to (i) any person whom Buyer could otherwise terminate for cause, or (ii) the President and Chief Executive Officer, the Chief Financial Officer or the Chief Operating Officer of Seller.

                 (e) Buyer agrees that it shall assume, from and after the Cut-Off Point, the accrued liability of Seller (expressed as a dollar amount) for vacation, holiday, short-term sick, PTO and grandfathered long-term sick days that relates to the Hired Employees and that was assumed by Seller from Holy Cross in connection with Seller's acquisition of the Assets (the "Holy Cross Leave"). The Holy Cross Leave shall be calculated as of the Cut-Off Point and shall be in a specified dollar amount (and not an amount of days, hours or other units of time), which amount shall be Seller's liability for such matters as of the Cut-Off Point, and such liability shall not increase after the Cut-Off Point due to employment with Buyer, increases in wage rates or salary or otherwise. Buyer agrees that (i) Hired Employees will be entitled to use Holy Cross Leave in accordance with the generally applicable policies and procedures established by Buyer for use of paid leave, (ii) that the Holy Cross Leave will be in addition to any holidays, vacation days, sick days or other paid leave earned by the Hired Employees after the Cut-Off Point as employees of Buyer, and (iii) that the Holy Cross Leave will not be eliminated by Buyer without payment in full to the Hired Employees. Seller agrees that it will furnish to Buyer at Closing a schedule (dated as of the most recent date practicable prior to Closing) showing the name of each Hired Employee (and each employee of Seller on inactive status) and as to each such person the amount of accrued Holy Cross Leave as of such date. As soon as possible after the Closing, Seller will furnish to Buyer a schedule showing such information as of the Cut-Off Point.

                 (f) Buyer agrees that it shall assume, from and after the Cut-Off Point, the accrued liability of Seller for APL benefits and related taxes that relate to the Hired Employees and that have arisen since Seller acquired the Assets from Holy Cross. Buyer agrees that (i) Hired Employees will be entitled to use such APL benefits in accordance with the generally applicable policies and procedures established by Buyer for use of paid leave,
(ii) that such APL benefits will be in addition to any holidays, vacation days, sick days or other paid leave earned by the Hired Employees after the Cut-Off Point as employees of Buyer, and (iii) that such APL benefits will not be eliminated by Buyer without payment in full to the Hired Employees. Seller agrees that it will furnish to Buyer at Closing a schedule (dated as of the most recent date practicable prior to Closing) showing the name of each Hired Employee (and each employee of Seller on inactive status) and as to each such person the amount of accrued APL that such person has as of such date. As soon as possible after the Closing, Seller will furnish to Buyer a schedule showing such information as of the Cut-Off Point.

                 9.3 Chapel and Gardens. Champion and Buyer acknowledge that they intend to maintain the chapel located on the campus of the Hospital as an inter-denominational place of worship. Champion and Buyer further acknowledge that they are committed to the maintenance and preservation of the gardens located at the campus of the Hospital, including all statuary and fountains located therein.

                 9.4 Consents and Regulatory Approvals. Buyer and Champion acknowledge that except as provided in Section 5.9 hereof, neither Seller nor Healthtrust shall have any responsibility for obtaining any regulatory consents to and approvals of the transfer of the Licenses described in Schedule 3.5 hereof or for obtaining any necessary consents to the assignment of the contracts and leases. Buyer agrees to use its reasonable best efforts to secure such approvals and consents as soon as practicable and prior to the Closing.

                 9.5 Change of Name. Buyer agrees that it will cause all signs, if any, incorporating the names "Healthtrust", "HTI", "HealthWorks", "HomeMed", "HomeMed of Utah", "Continuing Care", "First Med" and "Life After Breast Cancer" (and all variations thereof) which are located at any of the Real Property or the improvements thereto to be removed or modified as soon as reasonably practicable after the Closing Date and in any event within 30 days after the Closing Date, such that such names are no longer used at such Real Property or upon such improvements.

                 9.6 Buyer's Payment of the Purchase Price. Subject to the conditions to Closing set forth in this Agreement, Champion shall cause Buyer to pay the Purchase Price for the Assets in accordance with Section 2.3(a).

                 9.7 Office Space. For a period of six months from and after the Closing, Buyer will make three offices at the Hospital available to representatives of Seller and Healthtrust (or their designees) at no charge.

                 9.8 Preservation and Access to Books and Records After the Closing. (a) After the Closing, Buyer shall keep and preserve all medical records and medical charts existing as of the Closing of patients of the Hospital or any of the Clinics for so long as Buyer is required by law to maintain such records (but in no event less that seven years, beginning on the Closing Date). Buyer acknowledges that as a result of entering into this Agreement and operating the Business, it will gain access to patient and other information which is subject to rules and regulations concerning confidentiality. Buyer agrees to abide by any such rules and regulations relating to the confidential information it acquires. Buyer agrees after Closing to maintain the patient records at the Business in accordance with applicable law (including, if applicable, Section 1861(v)(i)(I) of the Social Security Act (42 U.S.C. Section 1395x(v)(1)(I)) and requirements of relevant insurance carriers. Buyer will afford to the representatives of Seller or Holy Cross, including their respective counsel and accountants, full and complete access to, and copies of, the records transferred to Buyer at the Closing (including, without limitation, access to patient records in respect of patients treated by Seller or Holy Cross at the Hospital or any of the Clinics) during normal business hours after the Closing Date. In addition, Seller and Holy Cross shall be entitled to remove from the Hospital any such patient records, but only for purposes of pending litigation involving a patient to whom such records refer, as certified in writing prior to removal by counsel retained by Seller or Holy Cross in connection with such litigation; provided, however, that to the extent Healthtrust or Holy Cross are not required to use originals of the patient records for such purposes, Healthtrust shall use its best efforts (a) to use copies of patient records, where appropriate and (b) to cause Holy Cross to use copies of patient records, where appropriate. Any original patient records so removed from the Business shall be promptly returned to Buyer following its use by Seller or Holy Cross. Notwithstanding the foregoing provisions, Holy Cross shall not be entitled to review, have access to, have copies of or remove from the premises of the

Business any medical records or patient charts relating to any period after August 15, 1994.

                 (b) After the Closing, Buyer shall keep and preserve all other records of the Business existing as of the Closing which are delivered to Buyer by Seller for a period of seven (7) years or such longer period (if any) as such records are required to be kept and preserved by any federal or state law or regulation. After the Closing, upon reasonable written notice by Seller to Buyer, Seller shall be entitled, during regular business hours, to have access to and make copies of all records pertaining to the operation of the Business (other than medical records which shall be governed by the provisions of Section 9.8(a) hereof) prior to the Closing for any lawful corporate purpose.

                 (c) Should Buyer decide to dispose of any books or records which they have been obligated to maintain pursuant to Section 9.8, Buyer shall advise Seller in writing of such intention and Seller shall have not less than sixty (60) days after receipt of such notice to elect in writing to have Buyer deliver such records to Seller.

                 9.9 Notice; Efforts to Remedy. Buyer and Champion will notify Seller and Healthtrust promptly in writing of, and contemporaneously will provide Seller and Healthtrust with true and complete copies of any and all information and documents relating to, and will use their best efforts to cure as soon as practicable (or by any subsequent date agreed upon by the parties), any event, transaction or circumstance occurring that causes or would cause any covenant or agreement of Buyer or Champion under this Agreement to be breached, or that renders or would render untrue any representation or warranty of Buyer or Champion contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Buyer and Champion also will use their best efforts to cure, as soon as practicable (or by any subsequent date agreed upon by the parties), any violation or breach of any representation, warranty, covenant or agreement made by either of them in this Agreement. Buyer and Champion shall have a reasonable time within which to effect a cure of such breach or misrepresentations before Seller or Healthtrust may terminate this Agreement (to the extent such remedy is available to Seller or Healthtrust pursuant to Section 11.1(d) hereof); provided, however, that after the date established by the parties for Closing, Seller or Healthtrust may terminate this Agreement (to the extent such remedy is available to Seller or Healthtrust pursuant to Section 11.1(d) hereof) unless such breach or misrepresentation has been cured to the reasonable satisfaction of Seller or Healthtrust. Furthermore, Buyer and Champion shall notify Seller and Healthtrust promptly in writing of any event, transaction or circumstance occurring that causes or would cause any covenant or agreement of Seller or Healthtrust under this Agreement to be breached, or that renders or would render untrue any representation or warranty of Seller or Healthtrust contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Seller and Healthtrust shall have a reasonable time in which to effect a cure of such breach or misrepresentation before Buyer or Champion may terminate this Agreement (to the extent such remedy is available to Buyer or Champion pursuant to Section 11.1(d) hereof); provided, however, that after the date established by the parties for Closing, Buyer or Champion may terminate this Agreement (to the extent such remedy is available to Buyer or Champion pursuant to Section 11.1(d) hereof) unless the breach or misrepresentation has been cured to the reasonable satisfaction of Buyer and Champion. The failure of Buyer or Champion to notify Seller and Healthtrust of any such discovered event, transaction or circumstance shall not release Seller and Healthtrust from any liability to Buyer or Champion resulting from the breach attendant to such discovered event, transaction or circumstance; provided, however, that, unless Seller or Healthtrust had independent knowledge of such event, circumstance or condition, Healthtrust's and Seller's liability shall be limited to the damages that would have nonetheless resulted to Buyer and/or Champion had Buyer or Champion disclosed such discovered event, transaction or circumstance to Seller and Healthtrust prior to Closing.

                 9.10 Power of Attorney for D.E.A. Registration Number(s) and Utah Controlled Substance License(s). Buyer covenants that it shall promptly apply for all necessary United States Department of Justice Drug Enforcement Agency ("D.E.A.") registration(s) or Utah Controlled Substance License(s) with respect to Seller, the Hospital and the Clinics, as applicable, as soon as possible. At or prior to Closing, Seller shall execute in favor of Buyer one or more Powers of Attorney for Order Forms authorizing Buyer or a representative of Buyer to execute applications for books of official order forms and to sign such order forms, under Seller's D.E.A. Registration Number(s) or Seller's Utah Controlled Substance License(s) in requisition for all necessary controlled substances on an interim basis until such time as Buyer shall receive approval of all necessary D.E.A. registration(s) or Utah Controlled Substance License(s). Seller covenants that it shall cooperate with Buyer and provide such information as Buyer may reasonably request in making all such applications for registration or licensing.

                 9.11  Agreement Regarding Disposition of the Hospital.
Buyer agrees that for a period of ten years from the Closing Date, without the prior approval of the FTC, Buyer will not sell (directly or indirectly, through partnerships or otherwise) the Hospital to any person who operates, or will operate immediately following the sale, any other acute care hospital in any of the following three Utah counties: Salt Lake County, Davis County and

Weber County. Buyer and Champion acknowledge and agree that the foregoing agreement in this Section 9.11 is a requirement of the FTC to the FTC's consent to the transactions contemplated by this Agreement. Buyer and Champion also agree that, if required by the FTC as a condition to its approval of the transactions contemplated by this Agreement, Buyer and Champion will enter into an agreement with the FTC in substance similar to that of this Section 9.11.

                 10.   PARTICULAR COVENANTS OF SELLER AND HEALTHTRUST.

                 10.1 Reimbursement of Buyer. In addition to the foregoing, if any third party payor deducts any amount from payments due Buyer in respect of claims against or amounts owed by Healthtrust or Seller, then Healthtrust and/or Seller will promptly reimburse Buyer for the amounts so deducted within ten (10) days after written demand therefor by Buyer. Buyer agrees to give prompt notice to Seller and Healthtrust of the assertion of any claim, formal or informal, by any third party payor for which, if deducted by such third party payor, Buyer would be entitled to reimbursement by Healthtrust and/or Seller hereunder and will cooperate in good faith, at no out-of-pocket cost to Buyer, so as to permit Healthtrust and/or Seller to mitigate the amount of any such claim by any such third party payor.

                 11.   TERMINATION.

                 11.1 Optional Termination. This Agreement may be terminated at any time prior to the Closing as follows:

                       (a)  by the mutual agreement of Champion and Healthtrust;

                       (b) by Buyer or Champion in accordance with the provisions of Section 5.4;

                       (c) by either Champion or Healthtrust, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable;

                       (d) in the event either Seller or Healthtrust, on one hand, or Buyer or Champion, on the other hand, commits a material breach of any representation, warranty, covenant or agreement made herein, which breach, if left uncured, would result in a material adverse effect on the condition or value of the Assets or the operation of the Business, by either Champion or

                 Healthtrust, provided such terminating party is a non-breaching party and not an affiliate of a breaching party, and provided further that this right to terminate shall be subject to the parties' rights to cure set forth herein; and

                       (e) by either Champion or Healthtrust if the Closing has not occurred by May 31, 1995, because a condition to the terminating party's obligation to close set forth, in respect of Buyer and Champion in Article 7, and, in respect of Seller and Healthtrust in Article 8, was not satisfied on such date, unless the date for Closing has been extended by the mutual agreement of the parties hereto; and

                       (f) by either party if Healthtrust shall not have received, on or before the Closing Date, the written consent of the FTC to the consummation of the transactions as, and in the form, contemplated hereby.

                 11.2 Notice of Abandonment. In the event of any termination pursuant to Section 11.1, written notice shall forthwith be given to the other parties hereto except with respect to a termination pursuant to Section 11.1(a).

                 11.3 Effect of Termination. Except for the obligations contained in Sections 6.1(v), 6.2(v), 12.8, 12.9 and 12.21 hereof, upon the due termination of this Agreement pursuant to Section 11.1(a), (b), (c), (e) or
(f), this Agreement shall forthwith become null and void, and neither party hereto nor any of its officers, directors, trustees, members or shareholders shall have liability hereunder; provided, however, that in no event shall a party hereto be released from liability for damages under this Agreement or otherwise in the event such party's breach resulted in the failure to close by any such termination date and such breaching party was not otherwise excused from its obligation so to close under this Agreement.

                 12.   GENERAL.

                 12.1 Exhibits, Schedules and Other Instruments. Each Exhibit, Certificate and Schedule, if any, to this Agreement shall be considered a part hereof as if set forth herein in full.

                 12.2 Pre-Closing Access. In addition to Seller's and Healthtrust's covenants in Section 5.1, Seller and Healthtrust shall give Buyer and Champion, their accountants, their counsel, and other representatives access to the premises and offices of the Hospital and the Clinics, and make such information in respect thereof as Buyer and/or Champion may reasonably request available to Buyer and Champion, as may be necessary for Buyer and/or

Champion to examine the Assets and Business being acquired. No such inspection by Buyer or Champion shall unreasonably interfere with Seller's conduct of business in the ordinary course.

                 12.3 Terminating Cost Report. Seller agrees to file a terminating cost report in connection with third party receivables of the Business with applicable agencies.

                 12.4 Additional Assurances. The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of either party, the other party shall execute such additional instruments and take such additional acts as are reasonably necessary to effectuate this Agreement.

                 12.5 Consents, Approvals and Discretion. Whenever this Agreement requires any consent or approval to be given by either party or either party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.

                 12.6 Choice of Law. THE PARTIES AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF UTAH.

                 12.7 Benefit/Assignment. Subject to the provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns; provided, however, that no party may assign this Agreement without the prior written consent of the other party.

                 12.8 Costs of Transaction. Subject to the other terms and provisions hereof, whether or not the transactions contemplated hereby shall be consummated, the parties agree as follows: (i) Seller and/or Healthtrust will pay the fees, expenses, and disbursements of Seller and/or Healthtrust and their respective agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto; and (ii) Buyer and/or Champion shall pay the fees, expenses and disbursements of Buyer and/or Champion and their respective agents, representatives, accountants and counsel incurred in connection with the subject matter hereof and any amendments hereto. Buyer shall pay any transfer taxes and recording fees resulting from the consummation of the transactions contemplated hereby.

                 12.9 Confidentiality. With respect to Confidential Information provided by Healthtrust or Seller in connection with and relative to the transactions contemplated by this Agreement, each of Buyer and Champion agrees to use reasonable best efforts to cause its officers, employees, representatives and agents to hold all such Confidential Information in strict confidence and only to disclose such Confidential Information to such duly authorized persons as are necessary to effect the transactions contemplated hereby, and, if requested, to return all originals and copies of any such written Confidential Information to Seller or Healthtrust in the event for any reason the sale of the Assets is not consummated. Nothing in this Section shall prohibit the use of such Confidential Information for such governmental filings as are required by law or governmental regulations or the disclosure of such Confidential Information if such disclosure is compelled by judicial or administrative process or, in the opinion of Buyer's or Champion's counsel, other requirements of law. Subject to Buyer's and Champion's disclosure obligations under federal securities laws, any release to the public of information with respect to the transactions contemplated hereby will be made only in the form and manner approved by the parties and their respective representatives. Each of Buyer and Champion agrees that it will not use, and will not knowingly permit others to use, any Confidential Information in a manner detrimental to the Business, Healthtrust or Seller or to their competitive disadvantage. Buyer and Champion for themselves, their officers, employees and agents recognize that any breach of this Section would result in irreparable harm to Seller and Healthtrust and that therefore either Seller or Healthtrust shall be entitled to an injunction to prohibit any such breach by Buyer, Champion and their officers, employees and agents in addition to all of their other legal and equitable remedies. For the purposes hereof, "Confidential Information" shall mean all information of any kind concerning Healthtrust or Seller obtained, directly or indirectly, from Healthtrust or Seller in connection with the transactions contemplated by this Agreement except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known by Buyer or Champion to be under an obligation to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement), or
(iv) which was in Buyer's or Champion's possession prior to disclosure thereof to Buyer or Champion in connection herewith.

                 12.10 Waiver. The waiver by either party of a breach or violation of any term or provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement. The delay or a failure of a party to transmit any written notice hereunder shall not constitute a waiver by such party of any default hereunder or of any other or further default under this Agreement except as may expressly be provided for by the terms of this Agreement.

                 12.11 Tax Allocation. The allocation of the Purchase Price for tax purposes shall be set forth in a statement prepared in accordance with
Section 1060 of the Internal Revenue Code of 1986, as amended, which statement shall be prepared in a manner generally consistent with the form of Internal Revenue Service Form 8594 and a manner consistent with the Purchase Price allocation provided under Section 1.5. Buyer and Seller shall cooperate in the preparation of such statement of allocation and each party hereto shall file a copy of such statement as, and if, required by applicable law.

                 12.12 Interpretation. Each of the parties has agreed to the use of the particular language of the provisions of this Agreement including all attached Exhibits and Schedules and any questions of doubtful interpretation shall not be resolved by any rule or interpretation against the draftsman but rather in accordance with the fair meaning thereof, having due regard to the benefits and rights intended to be conferred upon the parties hereto and the limitations and restrictions upon such rights and benefits intended to be provided. Whenever any matter herein is represented, warranted or stated herein to be to the "knowledge of," to the "best knowledge of" or to the "best knowledge and belief of" Seller or Healthtrust, or words of similar import, such representation, warranty or statement shall mean all matters with respect to which (a) Seller has received written notice or (b) any of the following persons has knowledge or with reasonable inquiry under the circumstances would have knowledge: any director or officer of Seller, or any administrator, assistant administrator or controller at the Hospital.

                 12.13 Notice. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be in writing and shall be deemed effectively given when personally delivered, when received by telegraphic or other electronic means (including telefax and telex) or overnight courier, or five days after being deposited in the United States mail, with postage prepaid, certified mail, return receipt requested, addressed as follows:

        Buyer or
        Champion:           Champion Healthcare Corporation
                            14340 Torrey Chase, Suite 320
                            Houston, Texas  77014
                            Attn:  Chief Financial Officer

        With a
        copy to: Michener, Larimore, Swindle, Whitaker, Flowers, Sawyer, Reynolds & Chalk, L.L.P.
                            3500 City Center Tower II
                            301 Commerce Street
                            Fort Worth, Texas 76102
                            Attn: Wayne Whitaker

        Seller or
        Healthtrust:        Medical Services of Salt Lake City, Inc.
                            c/o Healthtrust Inc. - The
                            Hospital Company
                            4525 Harding Road
                            Nashville, Tennessee 37205
                            Attention:  President

        With a
        copy to:            Waller Lansden Dortch & Davis
                            Nashville City Center
                            511 Union Street
                            Nashville, Tennessee 37219-1760
                            Attention:  G. Scott Rayson

or to such other address, and to the attention of such other person or officer as any party may designate, with copies thereof to the respective counsel thereof as notified by such party.

                 12.14 Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which shall be in full force and effect, enforceable in accordance with its terms, including, without limitation, those terms which contemplate or require the further agreements of the parties. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid or enforceable.

                 12.15 Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

                 12.16 Divisions and Headings. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

                 12.17 Consented Assignment. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, right, contract, license, lease, commitment, sales order or purchase order if an attempted assignment thereof without the consent of another party thereto would constitute a breach thereof or in any material way affect the rights of Seller thereunder, unless such consent is obtained. If such consent is not obtained, or if an attempted assignment would be ineffective or would materially affect Seller's rights thereunder so that Buyer would not in fact receive all such rights, Seller shall cooperate in any reasonable arrangement designed to provide for Buyer during the Contract Period (as defined below) the benefit under any such claims, rights, contracts, licenses, leases, commitments, sales orders or purchase orders, including, without limitation, enforcement, at no out-of-pocket cost to Seller, of any and all rights of Seller against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise. To the extent that any claim, right, contract, license, lease, commitment, sales order or purchase order to be assigned to or acquired by Buyer pursuant to this Agreement also applies to facilities or operations other than those being sold pursuant hereto, then Healthtrust also agrees that during the Contract Period, upon the written request of Buyer, it will use its reasonable best efforts to cause the services, property or other benefits provided or made available under such claim, right, contract, license, lease, commitment, sales order or purchase order to continue to be available to Buyer on terms and conditions substantially similar to those presently in effect. The term "Contract Period" shall mean with respect to any contract or other right the period beginning on the Closing Date and ending on the earlier of (a) the expiration of the term of the given contract or other right and (b) the third anniversary of the Closing Date.

                 12.18 Survival. The representations, warranties, covenants and agreements made by the parties herein shall survive the Closing; provided, however, that the representations and warranties made by the parties herein shall expire on the first anniversary of the Closing Date, except with respect to the representations and warranties set forth in Sections 3.1, 3.2, 3.17, 3.18, 3.20, 4.1, 4.2 and 4.3 (and the indemnities with respect thereto), which shall survive for the applicable statute of limitations periods (collectively, the "Survival Period").

                 12.19 Entire Agreement/Amendment. Except for the Confidentiality Agreement between Buyer and Healthtrust, dated July 28, 1994 (which Confidentiality Agreement will survive the execution and delivery of this Agreement), this Agreement supersedes all prior contracts, understandings and agreements, whether written or oral, and constitutes the entire agreement of the parties respecting the within subject matter and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material (other than the Confidentiality Agreement) not specifically included herein shall be of any force and effect; the parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. No terms, conditions, warranties, or representations, other than those contained herein (or in the Confidentiality Agreement) and no amendments or modifications hereto, shall be binding unless made in writing and signed by the party to be charged.

                 12.20 Counterparts. This Agreement may be executed in multiple originals or counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

                 12.21 Risk of Loss. Notwithstanding any other provision hereof to the contrary, the risk of loss in respect of casualty to the Assets shall be borne by Seller through the time of Closing and by the Buyer thereafter.

                 12.22 Public Announcement. Healthtrust and Seller, on one hand, and Buyer and Champion, on the other hand, mutually agree that, prior to the Closing, no party shall issue any press release or make any public announcement of the transaction which is the subject of this Agreement without the prior consent of each other party, except where a public announcement is required by law as reasonably determined by such party. Additionally, Healthtrust and Seller, on one hand, and Buyer and Champion, on the other hand, each agrees that, prior to the Closing, it will not, and will cause its officers, directors, partners, employees, counselors and representatives not to, discuss any aspects of this Agreement with any third party (other than their respective representatives, lenders, prospective underwriters and counselors) without the prior written consent of the other party hereto.




                    [The next page of this Agreement is the
                 signature page, which is page number "S-1."]

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals by their duly authorized officers and their corporate seals duly affixed hereto, all as of the day and year first above written.

                                        MEDICAL SERVICES OF SALT
                                           LAKE CITY, INC.


                                        By: _______________________________
                                        Title: ____________________________


                                        HEALTHTRUST, INC. - THE
                                           HOSPITAL COMPANY


                                        By:________________________________
                                        Title:_____________________________


                                        CHAMPION HEALTHCARE CORPORATION


                                        By: _______________________________
                                        James G. VanDevender,
                                        Executive Vice President

                                        CHC - SALT LAKE CITY, INC.


                                        By: ________________________________
                                        James G. VanDevender,
                                        Vice President

                  FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

         This First Amendment to Asset Purchase Agreement (this "Amendment"), dated as of April 13, 1995, among Medical Services of Salt Lake City, Inc., a Utah Corporation ("Seller"), Healthtrust, Inc. - The Hospital Company, a Delaware corporation ("Healthtrust"), CHC - Salt Lake City, Inc., a Utah corporation ("Buyer"), and Champion Healthcare Corporation, a Delaware corporation ("Champion").


                              W I T N E S S E T H


         The parties hereto have entered into an Asset Purchase Agreement, dated as of January 25, 1995 ("the Original Agreement"), which provides for the sale by Seller to Buyer of substantially all of the assets used in the operation of Seller's health related businesses. The parties hereto desire to amend the Original Agreement in accordance with this Amendment.

         NOW, THEREFORE, for and in consideration of the foregoing premises and the agreements, covenants, representations and warranties hereinafter set forth and other good and valuable consideration, the receipt and adequacy of all of which are acknowledged and agreed, the parties hereto agree as follows:

         1. Definitions. The Original Agreement, as amended by this Amendment, is referred to herein as the "Agreement". All capitalization terms used herein, and not otherwise defined herein, shall have the meanings given to such terms in the Original Agreement.

         2.      Modification of Certain Provisions.

         (a) Section 1.1(j) of the Original Agreement is hereby amended by deleting the word "and" from the end of such section.

         (b) Section 1.1(k) of the Original Agreement is hereby amended by deleting the period (".") from the end of such section and replacing it with "; and ".

         (c) Section 1.1 of the Original Agreement is hereby amended by adding the following subsection (l) to such section, immediately following subsection 1.1 (k):

                 "(l)     all of the following assets of HTI Utah Data
         Corporation, a Utah corporation and a subsidiary of Healthtrust ("Data Corporation"), all of which either will be transferred to Buyer at the Closing from Data Corporation or will be transferred to Seller prior to Closing and, in such case, will be transferred to Buyer at Closing from Seller:

         (i) all tangible personal property (excluding cash) owned by Data Corporation and used in connection with Data Corporation's processing of information relating to the Business, including without limitation all computer and data processing hardware, (ii) all operating manuals, files and computer software owned by Data Corporation and used in connection Data Corporation's processing of information relating to the Business, and (iii) all of Data Corporation's interest, to the extent assignable or transferable by it, in, to and under the Transition Services Agreement (the "Transition Services Agreement"), dated as of August 15, 1994, between Data Corporation and Holy Cross Health System Corporation, an Indiana not-for-profit corporation ("Holy Cross"), the agreement entitled "Professional Services for HTI Utah Data Corp." ( such agreement, the "InfoPartners Agreement"), dated as of August 14, 1994, between Data Corporation and InfoPartners, and all computer software license agreements to which Data Corporation is a party and which Data Corporation uses in connection with Data Corporation's processing of information relating to the Business."

         (d) The following subsection 1.4(d) is added to the Agreement immediately following subsection 1.4(c) of the Original Agreement:

                 (d) In addition to the other adjustments to the Purchase Price provided for in subsection 1.4(a) above, the Purchase Price shall be reduced by an amount equal to (i) the HCHSC Fee (as defined below), plus (ii) the Service Charge (as defined below). The amount of such reduction to the Purchase Price will be determined by the parties prior to the Closing and the amount of cash to be delivered at Closing will be reduced accordingly. For purposes of this subsection 1.4(d), the following terms shall have the following meanings:

                 (i) "HCHSC Fee" shall mean 50% of the aggregate amount of the monthly fees that will become payable to Holy Cross pursuant to the Transition Services Agreement for the period beginning on the Closing Date and ending on

         September 30, 1995; provided, however, if Seller, Data Corporation or Healthtrust agrees to increase the amount of such monthly fees without the consent of Champion or Buyer, the HCHSC Fee will be increased by 100% of the increased amount of the monthly fees paid pursuant to the Transition Services Agreement during such period.

                 (ii) "Service Charge" shall mean 50% of the aggregate amount of the monthly fees that will become payable to InfoPartners pursuant to the InfoPartners Agreement for the period beginning on the Closing Date and ending on September 30, 1995; provided, however, if Seller, Data Corporation or Healthtrust agrees to increase the amount of such monthly fees without the consent of Champion or Buyer, the Monthly Fee will be increased by 100% of the increased amount of the monthly fees paid pursuant to the InfoPartners Agreement during such period.

         In calculating the HCHSC Fee and the Service Charge, any payments relating to any partial monthly periods under the Transition Services Agreement or the InfoPartners Agreement between the Closing Date and September 30, 1995 will be prorated.

         (e) Section 2.2 of the Original Agreement in amended by deleting subsection 2.2(i) and renumbering subsections 2.2(j), (k) and (l) as subsections (i), (j) and (k), respectively.

         (f) Section 2.3 of the Original Agreement is amended by adding the word "and" to the end of subsection 2.3(f), deleting subsection 2.3(g), and renumbering subsection 2.3(h) as subsection 2.3(g).

         (g) Section 7.9 of the Original Agreement is hereby amended in its entirety by deleting such Section 7.9 and replacing it with the following "Section 7.9 - [Intentionally Omitted]".

         (h)     Appendix 7.9 to the Original Agreement is hereby deleted.

         3. Data Processing Employees. Buyer and Champion hereby consent to Seller's hiring of the data processing personnel currently employed by Data Corporation.

         4.      Miscellaneous.

         (a) Save and except as amended by this Amendment, the Original Agreement shall remain in full force and effect.

         (b) This Amendment may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original; but such counterparts shall together constitute but one and the same instrument.

         (c) This Amendment shall inure to the benefit of and shall be binding upon the parties hereto and their permitted successors and assigns.

         (d) If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction, such holdings shall not invalidate or render unenforceable any other provision hereof or of the Original Agreement.

         (e) The captions and headings herein are for convenience only and in no way define, limit or describe the scope or intent of any provisions hereof.

         (f) This Amendment shall be governed by and construed in accordance with, the laws of the State of Utah.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in multiple originals by their duly authorized officers as of the date and year first above written.

                                            SELLER:


                                            MEDICAL SERVICES OF SALT LAKE
                                              CITY, INC.


                                            By: /s/ Richard E. Francis
                                                ----------------------
                                            Title: Vice President


                                            HEALTHTRUST, INC. - THE
                                              HOSPITAL COMPANY


                                            By: /s/ Richard E. Francis
                                                ----------------------
                                            Title: Senior Vice President

                                       BUYER:

                                       CHC - SALT LAKE CITY, INC.


                                       By:  /s/ James G. VanDevender
                                            -------------------------
                                       Title: Vice  President


                                       CHAMPION HEALTHCARE CORPORATION


                                       By:    /s/ James G. VanDevender
                                              -------------------------
                                       Title: Executive Vice  President
                                               and Chief Financial
                                               Officer